Exhibit A-1















                   STOCK PURCHASE AGREEMENT

                             among
                   ALLEGHENY VENTURES, INC.,

           LEASING TECHNOLOGIES INTERNATIONAL, INC.

                              and

                      THE STOCKHOLDERS OF

           LEASING TECHNOLOGIES INTERNATIONAL, INC.




                       December __, 2000





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                       Table of Contents
                                                           Page


1. Purchase and Sale                                         2

     1.01 Non-Representing Stockholders                      2
     1.02 Representing Stockholders                          2
     1.03 Certain Definitions                                3
     1.04 Adjustments for Capital Changes                    4
     1.05 Fractional Shares                                  4
     1.06 Closing                                            4
     1.07 The Company Stock Options                          5
     1.08 Further Assurances                                 5
     1.09 Escrow Fund                                        5

2. Right to Additional Shares as Purchase Price              6

     2.01 First Additional Shares                            6
     2.02 Second Additional Shares                           7
     2.03 EBIT Calculation                                   7
     2.04 Issuance of Parent Shares                          9

3. Representations and Warranties of the Company and the
     Representing Stockholders                              10

     3.01 Corporate Status and Authority                    10
     3.02 Authority; Enforceability.                        10
     3.03 Authorized Capital of the Company                 10
     3.04 Noncontravention; Consents                        10
     3.05 Subsidiaries                                      11
     3.06 Material Adverse Change, Etc.                     12
     3.07 Compliance with Laws; Governmental
          Authorizations                                    13
     3.08 Contracts                                         14
     3.09 Real Property.                                    16
     3.10 Employment Agreements and Benefits, Etc.          16
     3.11 Insurance                                         17
     3.12 Intellectual Property                             18
     3.13 Litigation; Claims; Citations                     18
     3.14 Property and Assets                               19
     3.15 Financial Statements                              19
     3.16 Taxes                                             19
     3.17 Affiliate Interests                               20
     3.18 Accounts Receivable; Accounts Payable             20
     3.19 Books and Records                                 20
     3.20 Bank Accounts and Safe Deposit Arrangements       20
     3.21 Insider Transactions                              20



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     3.22 Leased Systems                                    21
     3.23 Full Disclosure                                   21
     3.24 Takeover Statutes                                 21
     3.25 SEC Documents                                     21
     3.26 Brokers and Finders                               21

4. Representations and Warranties of the Sellers            22

     4.01 Status, Due Execution, Etc.                       22
     4.02 Validity                                          22
     4.03 Title to Shares                                   22
     4.04 Consents                                          22
     4.05 Brokers and Finders                               22

5. Representations and Warranties of the Buyer              23

     5.01 Corporate Status and Authority                    23
     5.02 Due Execution                                     23
     5.03 Litigation                                        23
     5.04 Noncontravention; Consents.                       23
     5.05 Disclosure                                        24
     5.06 Capitalization                                    24
     5.07 Parent Shares                                     25

6. Covenants                                                 25

     6.01 Interim Operations                                25
     6.02 The Company Employee Matters                      26
     6.03 Other Obligations of the Buyer                    26
     6.04 Public Disclosure                                 26
     6.05 Further Assurances                                27
     6.06 Registration Statement                            27
     6.07 Piggyback Rights                                  30
     6.08 Indemnification                                   31
     6.09 Registration Expenses                             34
     6.10 Financing                                         34
     6.11 Satisfaction of Indebtedness                      34
     6.12 Right of First Offer                              34
     6.13 Negotiations with Other Persons                   36
     6.14 Takeover Statutes                                 36
     6.15 Board of Directors                                36
     6.16 Stockholder Representatives                       36
     6.17 Sellers' Expenses                                 38
     6.18 Real Property                                     38
     6.19 Rule 144                                          38
     6.20 Tax Matters                                       38


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     6.21 Representing Stockholder Matters                  38

7. Conditions to Each Party's Obligations                   39

     7.01 Litigation                                        39
     7.02 Escrow Agreement                                  39

8. Conditions to Obligations of the Sellers                 39

     8.01 Representations, Warranties, Covenants and
          Agreement of the Buyer                            39
     8.02 Officer's Certificate                             39
     8.03 Opinion of Counsel                                39
     8.04 Regulatory Approval                               39
     8.05 Absence of Litigation                             40
     8.06 Absence of Material Adverse Change on Parent      40

9. Conditions to Obligations of the Buyer                   40

     9.01 Representations, Warranties, Covenants and Agreements of the Company, the Representing
          Stockholders and the Sellers                      40
     9.02 Officer's Certificate                             40
     9.03 Regulatory Approval                               40
     9.04 Consents                                          41
     9.05 Absence of Material Change                        41
     9.06 Employment Agreements                             41
     9.07 Resignations                                      41
     9.08 Receipt of Shares                                 41
     9.09 Company Options                                   41

10. Termination of Agreement                                41

     10.01 Termination                                      41
     10.02 Limitation on Right to Terminate; Effect
           of Termination                                   42

11. Survival; Indemnification                               43

     11.01 Survival of Representations and Warranties       43
     11.02 General Indemnity                                43
     11.03 Conditions of Indemnification for Third
           Party Claims                                     44
     11.04 Basket for Damages                               45
     11.05 Escrow Fund                                      45
     11.06 Indemnification Procedures                       45
     11.07 Resolution of Conflicts; Arbitration             46


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12. Miscellaneous                                           47

     12.01 Modification; Waiver                             47
     12.02 Entire Agreement                                 47
     12.03 Expenses                                         47
     12.04 Rights and Remedies                              47
     12.05 Notices                                          47
     12.06 Assignment                                       49
     12.07 Severability                                     49
     12.08 Counterparts; Facsimile                          50
     12.09 Headings                                         50
     12.10 Governing Law; Submission to Jurisdiction;
           Selection of Forum                               50
     12.11 Construction                                     50
     12.12 Absence of Third-Party Beneficiary Rights        51
     12.13 Effect of Schedules                              51
     12.14 No Joint Venture                                 51

13. Definitions                                             51

     13.01 AAA                                              51
     13.02 Affiliate                                        51
     13.03 Average Parent Share Price                       51
     13.04 Balance Sheet                                    51
     13.05 Benefit Plans                                    51
     13.06 Business Day                                     51
     13.07 Buyer                                            51
     13.08 Code                                             51
     13.09 Company                                          51
     13.10 Company Business Plan                            52
     13.11 Company Options                                  52
     13.12 Company Subsidiary                               52
     13.13 Contracts                                        52
     13.14 Current Exchange Ratio                           52
     13.15 Deferred Exchange Ratio                          52
     13.16 Delay Period                                     52
     13.17 Employee(s)                                      52
     13.18 ERISA                                            52
     13.19 Environmental Law                                52
     13.20 Escrow Agent                                     52
     13.21 Escrow Agreement                                 52
     13.22 Extraordinary Dividend                           52
     13.23 Financial Statements                             52
     13.24 Fiscal Year                                      52
     13.25 GAAP                                             52
     13.26 Governmental Entity                              52
     13.27 Hazardous Substance                              52


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     13.28 HSR Act                                          53
     13.29 Intellectual Property                            53
     13.30 Interim Period                                   53
     13.31 Laws                                             53
     13.32 Legal Requirements                               53
     13.33 Material Adverse Effect or Material Adverse
           Change on the Company                            53
     13.34 Material Adverse Effect or Material Adverse
           Change on Parent                                 53
     13.35 Material Contracts                               53
     13.36 Non-Representing Stockholders                    53
     13.37 Non-Representing Stockholder Consideration       53
     13.38 Parent                                           53
     13.39 Parent Shares                                    53
     13.40 Parties                                          54
     13.41 Permits                                          54
     13.42 Person                                           54
     13.43 Piggyback Registration                           54
     13.44 Prospectus                                       54
     13.45 Registration Statement                           54
     13.46 Representing Stockholders                        54
     13.47 Representing Stockholder Consideration           54
     13.48 SEC                                              54
     13.49 Securities Act                                   54
     13.50 Sellers                                          54
     13.51 Shares                                           54
     13.52 Stockholder Representatives                      54
     13.53 Subsidiary                                       54
     13.54 Switchover Event                                 54
     13.55 Takeover Statute                                 55
     13.56 Taxes                                            55
     13.57 Tax Returns                                      55



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                   STOCK PURCHASE AGREEMENT
                             AMONG
                   ALLEGHENY VENTURES, INC.,
            LEASING TECHNOLOGIES INTERNATIONAL, INC.
                              AND
                      THE STOCKHOLDERS OF
           LEASING TECHNOLOGIES INTERNATIONAL, INC.
                    _______________________

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made this ___ day of December 2000, among Allegheny Ventures, Inc., a Delaware corporation ("Buyer"), Leasing Technologies International, Inc., a Delaware corporation (the "Company"), and the stockholders of the Company who execute counterparts of this Agreement (such persons listed on Exhibit A being hereinafter referred to as the "Representing Stockholders", such persons listed on Exhibit B being hereinafter referred to as the "Non-Representing Stockholders", and the Representing Stockholders and the Non-Representing Stockholders are hereinafter referred to collectively as the "Sellers").

                           RECITALS

     WHEREAS, the Sellers own all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Shares"), set forth on Exhibit A and Exhibit B;

     WHEREAS, the Sellers desire to sell all of the Shares owned by them to the Buyer;

     WHEREAS, the Buyer desires to purchase all of the Shares from the Sellers and to cause its parent, Allegheny Energy, Inc., a Maryland corporation ("Parent"), to issue to the Sellers a certain number of shares of Parent common stock, par value $1.25 per share (the "Parent Shares"), on behalf of Buyer as consideration for the Shares;

     WHEREAS, notwithstanding anything to the contrary contained herein, the purchase and sale of the Shares between the Buyer and the Sellers subject to the terms and conditions hereinafter set forth is intended to be treated as a non-taxable reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder (the "Code") for tax purposes;

     WHEREAS, as a condition to the Buyer's obligation to acquire the Shares, the Buyer has required that: (i) any Seller whose only affiliation with the Company is as a stockholder of the Company be listed on Exhibit B and thereby be deemed a Non-Representing Stockholder, (ii) all remaining stockholders of the Company, which includes employees, members of management and other principals of the Company, be listed on Exhibit A and thereby be deemed Representing Stockholders and (iii) any Optionee (as defined in Section 1.07) who exercises its Company Options (as defined in Section 1.07) for Shares sign this Agreement in accordance with the foregoing;



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     NOW THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

          1.             Purchase and Sale

 .

          1.01    Non-Representing Stockholders

     . On the terms and subject to the conditions contained herein, at the Closing, each of the Non-Representing Stockholders agrees to sell, transfer, assign, convey and deliver to the Buyer, and the Buyer agrees to purchase and accept from each such Non-Representing Stockholder, the Shares indicated as owned by it on Exhibit B (which shall include the net exercise number of any Shares issuable upon exercise of the Company Options pursuant to Section 1.07), and the Buyer agrees to cause Parent to issue to each Non-Representing Stockholder that number of Parent Shares obtained by multiplying each Share owned by such Non-Representing Stockholder by the Current Exchange Ratio (as defined in Section 1.03(b) below) (collectively, the "Non-Representing Stockholder Consideration").

          1.02    Representing Stockholders.

          (a) On the terms and subject to the conditions contained herein, at the Closing, each of the Representing Stockholders agrees to sell, transfer, assign, convey and deliver to the Buyer, and the Buyer agrees to purchase and accept from each such Representing Stockholder, the Shares indicated as owned by it on Exhibit A (which shall include the net exercise number of any Shares issuable upon exercise of the Company Options pursuant to Section 1.07) in consideration for the sum of:

          (i) that number of Parent Shares (a number of which will be placed in escrow pursuant to Section 1.09):

             (x) until a Switchover Event occurs, obtained by multiplying such number of Shares by the Deferred Exchange Ratio (as defined in Section 1.03(c) below) in effect on the first, second and third anniversaries of the Closing Date, and multiplying the result obtained times 0.3538, 0.3333 and 0.3129, respectively; and, if applicable

              (y) on and after the occurrence of a Switchover
Event, either:

               (A) obtained by multiplying such number of Shares by the Deferred Exchange Ratio in effect on the Closing Date, and multiplying the result obtained by 0.3538, 0.3333 and 0.3129, respectively, for any of the remaining first, second and third anniversaries, respectively; or

               (B) as equals, when combined with the aggregate value of the Extraordinary Dividend applicable to such Parent Shares, based on the Average Parent Share Price and the fair market value of the Extraordinary Dividend on any of the remaining first, second and third anniversaries of the Closing Date (which fair market value shall be the Average Stock Price for any publicly traded securities), $5,223,673.70, $4,921,001.80, and $4,619,806.40, respectively, for any of the remaining first, second and third anniversaries, respectively, multiplied by a



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               fraction, the numerator of which shall be such
               number of Shares and the denominator of which shall be the sum of all Shares held by the Representing Stockholders on the Closing Date (it being understood that this Section 1.02(a)(i)(y)(B) shall in no way affect each Representing Stockholder's entitlement to receive and retain any payments distributable to such Representing Stockholder as a result of its ownership of the Parent Shares distributed to it prior to a Switchover Event pursuant to Section 1.02(a)(i)(x) above);

          (ii) the right to receive a pro rata portion of a number of additional Parent Shares determined in accordance with the provisions of Section 2 (collectively, the "Representing Stockholder Consideration").

A "Switchover Event" shall be deemed to occur on the date on which Parent declares an Extraordinary Dividend. An
"Extraordinary Dividend" is any dividend or distribution on the Parent Shares of cash, securities or other property, other than regular quarterly cash dividends.

          (b) If a Switchover Event occurs, the Buyer shall give notice of the declaration of the Extraordinary Dividend giving rise to such Switchover Event to each Representing Stockholder not more than 5 Business Days after the date on which such Extraordinary Dividend is declared. Each Representing
Stockholder will be given a one-time opportunity to elect to receive the number of Parent Shares obtained by either subsection (i)(y)(A) or (i)(y)(B) of Section 1.02(a), which election will be binding on such Representing Stockholder.
Each such Representing Stockholder shall deliver its election notice to the Buyer and the Escrow Agent at least one Business
Day prior to the date the Extraordinary Dividend is payable.
The Escrow Agreement will provide that if a Representing
Stockholder elects to receive Parent Shares specified by subsection (i)(y)(A), such Representing Stockholder can direct the Escrow Agent to sell any such Parent Shares in conformity with Rule 144 of the Securities Act in exchange for cash, which cash will only be distributed to such Representing Stockholder at the time the underlying Parent Shares would otherwise have been distributed to him or her.

         (c) The Buyer shall cause Parent to deposit with the Escrow Agent referred to in Section 1.09 the full amount of the Extraordinary Dividend applicable to the Parent Shares then held in the escrow account.

          1.03    Certain Definitions.

          (a) "Average Parent Share Price" means, as of the applicable date of determination, the average of the closing prices of Parent Shares (in U.S. Dollars) as quoted on the New York Stock
Exchange ("NYSE") (or such other principal exchange or quotation system on which Parent Shares are then traded or quoted) and reported in The Wall Street Journal over the ten trading days prior to the date that is one trading day before the applicable date of determination.

          (b) "Current Exchange Ratio" means the quotient obtained by dividing: (i) $25,000,000 minus 43.69% of the sum of (A) the amount advanced by the Buyer for the Sellers' expenses under



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Section 6.17(a) and (B) the amount owed by the Company as
described in Section 6.17(b), by (ii) the product of (A) the sum of the number of Shares outstanding immediately prior to the Closing Date (which shall include any Shares issuable upon exercise of the Company Options pursuant to Section 1.07) (the "Outstanding Shares"), and (B) the Average Parent Share Price on the Closing Date.

        (c) "Deferred Exchange Ratio" means the quotient obtained by dividing: (i) $26,220,000 minus 56.31% of the sum of (A) the amount advanced by the Buyer for the Sellers' expenses under
Section 6.17(a) and (B) the amount owed by the Company as described in Section 6.17(b), by (ii) the product of (A) the Outstanding Shares, and (B) the Average Parent Share Price.

        (d) "Average Stock Price" means, as of the applicable date of determination, the average of the closing prices of such security (in U.S. Dollars) as quoted on the NYSE or such other principal exchange or quotation system on which such securities are then traded or quoted and reported in The Wall Street Journal over the ten trading days prior to the date that is one trading day before the applicable date of determination.

          1.04 Adjustments for Capital Changes. If, during the Interim Period (as defined hereinafter), Parent (i) recapitalizes, either through a split-up of its outstanding shares into a greater number of shares or through a combination of its outstanding shares into a lesser number of shares, (ii) reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or
(iii) declares a dividend on its outstanding shares payable in shares or securities convertible into shares of Parent, the calculation of the Current Exchange Ratio and the Deferred Exchange Ratio will be adjusted appropriately.

          1.05 Fractional Shares. No fractional Parent Shares will be issued in connection herewith, including pursuant to any payment from the Escrow Fund or pursuant to Section 2 but in lieu thereof, the holder of any Shares who would otherwise be entitled to receive a fraction of a Parent Share (after aggregating all fractional
Parent Shares that otherwise would be received by such holder) will receive from Parent on the date the applicable Parent Shares are distributed to such holder hereunder, an amount of cash, without interest, equal to the Average Parent Share Price
(a) on the Closing Date with respect to Parent Shares issuable pursuant to Section 1.01, (b) on the date used to determine the Deferred Exchange Ratio under Section 1.02(a) with respect to Parent Shares issuable pursuant to Section 1.02(a), or (c) on the date of issuance with respect to Parent Shares issuable pursuant to Sections 2.01 and 2.02, in all cases multiplied by the fraction of a Parent Share to which such holder would otherwise be entitled.

          1.06 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m., local time, on the last Business Day of the month in which all of the conditions to Closing contained in Sections 7, 8 and 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been (and continue to be) satisfied or waived by the Party or Parties permitted to do so. The Closing shall take place at the offices of Sullivan & Cromwell, 125



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Broad Street, New York, New York 10004.  The date and time at which the Closing occurs is referred to herein as the "Closing
Date."

          1.07 The Company Stock Options. The Board of Directors of the Company shall take such action prior to the Closing Date so that under the terms of the Company's stock option plan, each outstanding option to purchase Shares (the "Company Options") will become exercisable immediately prior to the Closing Date. Assuming each such holder exercises his or her respective Company Option using the cashless exercise feature available thereunder, the holders of the Company Options will receive an aggregate of 259,657 Shares upon exercise. The Parties recognize that certain holders of Company Options (the "Optionees") do not currently own any Shares and have therefore not executed this Agreement. If and when any such Optionee exercises his or her Company Option, the Company will require as a condition to issuing such Optionee any Shares in respect thereof, that such Optionee execute and become a party to this Agreement as either a Representing Stockholder or a Non-Representing Stockholder in accordance with the descriptions set forth in the Recitals to this Agreement and the placement of his or her name on Exhibit A or Exhibit B, as applicable. The Sellers acknowledge that any options accelerated and exercised pursuant to this Section 1.07 shall not increase the numerator contained in the definition of Current Exchange Ratio or Deferred Exchange Ratio.

          1.08    Further Assurances.  The Sellers
agree that if, at any time after the Closing Date, the Buyer reasonably considers or is reasonably advised that any further deeds, assignments or assurances are necessary or desirable to vest, perfect, confirm or continue in the Buyer title to the Shares as provided herein, the Buyer and any of its officers are hereby authorized by the Sellers to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect, confirm or continue title to the Shares in the Buyer, and otherwise to carry out the purposes of this Agreement, in the name of the Sellers or otherwise.

          1.09    Escrow Fund.  (a) At the Closing
the Buyer shall cause Parent to deliver to Mellon
Bank as escrow agent (the "Escrow Agent"), pursuant to an escrow agreement (the "Escrow Agreement") in substantially the form attached hereto as Exhibit C, a number of Parent Shares equal to the product of (i) all of the Shares owned by the Representing Stockholders immediately prior to the Closing (which shall include the net exercise number of any Shares issuable upon exercise of the Company Options pursuant to Section 1.07) and (ii) the Deferred Exchange Ratio in effect on the Closing Date (the "Escrow Fund"). As will be set forth with more particularity in the Escrow Agreement, the Parent Shares so delivered to the Escrow Agent (together with earnings and distributions thereon, including any Extraordinary Dividend, the "Escrow Shares"), shall be delivered to the Representing Stockholders pro-rata in accordance with their respective interests in the Company set forth on a schedule to the Escrow Agreement, less any amounts reserved for indemnification claims pursuant to Section 11.07, on the first, second and third anniversaries of the Closing Date in the amounts set forth in Section 1.02(a). The Buyer agrees to cause Parent to remove any restrictive legends contained on any Parent Shares distributed out of the Escrow Fund, within ten days of receipt by Parent of satisfactory evidence, if necessary, that such legends are no longer required by Rule 144(e), (f) and (h) of the Securities Act, or on the date of distribution for distributions occurring on or after the second anniversary of the Closing Date. If the Parent Shares are not



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sufficient or are more than required to satisfy the Buyer's obligations hereunder, either Parent shall issue additional Parent Shares to cure the deficiency or the Escrow Agent shall return the excess Escrow Shares, or the cash resulting from the previous sale thereof by the Escrow Agent, to Parent, as applicable. The Representing Stockholders acknowledge that any additional Parent Shares so issued on the third anniversary will not be securities registered under the Securities Act.

     (b) The Representing Stockholders shall be entitled to receive all distributions on Parent Shares including, but not limited to, any Extraordinary Dividend or other earnings, interest, dividends and share distributions, and any amounts paid or received in respect of such earnings, interest, dividends and share distributions, subject to the possible return of a portion of those distributions in proportion to the amount of any Parent Shares which might be returned to Parent pursuant to the terms of Section 1.09(a). The annual fees of the Escrow
Agent shall be borne by the Buyer. Any fees associated with actions specifically requested by a Representing Stockholder, including those resulting from the sale of Parent Shares or other securities by the Escrow Agent in accordance with
Section 1.02(b), shall be borne by such Representing
Stockholder.

      (c) The Escrow Agreement will provide that 3% of the Parent Shares in the Escrow Fund shall be set aside as a fund (the "Expense Fund") for expenses, if any, of the Stockholder Representatives (as defined in Section 2.03(a) below). The Escrow Agreement will further provide that the Stockholder Representatives shall be entitled to direct the Escrow Agent to disburse the Expense Fund, to the extent permitted under the Securities Act, to pay the expenses incurred by the Stockholder Representatives in the performance of their duties and actions hereunder and that such payments may be made directly to the third party to whom such expense is due or as reimbursement to one or more of the Stockholder Representatives who paid such expenses.

      2. Right to Additional Shares as Purchase Price. As contemplated under Section 1.02(a), after each of the first three 12-month periods beginning on the first day of the first full calendar quarter after the Closing Date (or the first day of the second full calendar quarter after the Closing Date, if the Company has not obtained new funding from external sources consisting of $5 million in equity or subordinated debt and which results in $20 million in additional senior financing by February 28, 2001) (each, a "Fiscal Year"), the Representing Stockholders shall have the right to receive additional Parent Shares as provided in Section 2.01 and 2.02 below. The Representing Stockholders acknowledge that any Parent Shares issued pursuant to this Section 2 will not be securities registered under the Securities Act, may contain appropriate restrictive legends and that certain Representing Stockholders may be required to appoint a Purchaser Representative (as defined under Rule 501 of the Securities Act) prior to receiving such Parent Shares.

     2.01  First Additional Shares.

     (a) If in each or any of the first three Fiscal Years after the Closing, the Company's EBIT (as defined in Section 2.04(d)) is at least 75% of the Target EBIT (as defined in Section 2.01(c) below) for that Fiscal Year, then the Buyer shall cause Parent to issue to the Representing Stockholders (who may assign their right to receive such Parent Shares to an entity formed specifically to hold such Parent Shares), pro-rata in accordance with their ownership interests set forth on Exhibit
A, a number of Parent Shares equal to the product of (i) the percentage (but not more than 100%) that the Company's EBIT for that Fiscal Year represents of the Target EBIT for that Fiscal
Year and (ii) the Possible First Additional Shares (as defined in Section 2.01(c) below) for that Fiscal Year.

     (b) If in any of the first three Fiscal Years, the Company's EBIT exceeds the applicable Target EBIT, then any such excess amount at the option of the Stockholder Representatives may be added to the EBIT for any later year or to the EBIT for any earlier year for the purpose of achieving the Target EBIT for such later or earlier year; provided that, any excess amount so applied shall be subtracted from the Company's EBIT in
Section 2.02 for purposes of the calculation set forth therein.

     (c) The "Target EBITs" for the first, second and third Fiscal Years after the Closing shall be $16,013,000, $25,266,000 and $33,909,000, respectively. The "Possible First Additional
Shares" for the first, second and third Fiscal Years after the Closing shall be (i) $1,000,000 divided by the Average Parent Share Price determined as of the date of issuance, (ii)
$2,000,000 divided by the Average Parent Share Price determined as of the date of issuance, and (iii) $4,000,000 divided by the Average Parent Share Price determined as of the date of issuance, respectively.

      2.02  Second Additional Shares.

      (a) If in each or any of the first three Fiscal Years after the Closing, the Company's EBIT is more than 100% of the Target
EBIT for that Fiscal Year, then the Buyer shall cause Parent to issue to the Representing Stockholders (who may assign their right to receive such Parent Shares to an entity formed specifically to hold such Parent Shares), pro-rata in accordance with their ownership interests set forth in Exhibit
A, a number of Parent Shares equal to the product of (i) a fraction of which the numerator is the excess, if any, of the amount of EBIT for that Fiscal Year (but not more than 150% of the Target EBIT for that Fiscal Year) over the Target EBIT and the denominator of which is 50% of the Target EBIT for that Fiscal Year, and (ii) the Possible Second Additional Shares (as defined in Section 2.02(b) below) for that Fiscal Year.

      (b) The "Possible Second Additional Shares" for the first, second and third Fiscal Years after the Closing shall be (i) $2,001,625 divided by the Average Parent Share Price determined as of the date of issuance, (ii) $3,158,250 divided by the Average Parent Share Price determined as of the date of issuance, and (iii) $4,238,625 divided by the Average Parent Share Price determined as of the date of issuance, respectively.

       2.03 EBIT Calculation.

      (a) As soon as practicable, but in no event later than 90 calendar days following the end of each of the first three Fiscal Years, Messrs. F. Jared Sprole, Arnold J. Hoegler, George A. Parker and Hugh M. Baum (collectively, the "Stockholder Representatives") shall prepare and deliver to the Buyer a calculation (the "EBIT Calculation") of EBIT for the foregoing year which shall be prepared in good faith in accordance with GAAP on a basis consistent with the preparation of the audited Financial Statements for the year ended September 30, 2000.

     (b) After receipt of the applicable EBIT Calculation, the Buyer shall have 30 calendar days to review the EBIT Calculation, together with the workpapers used in the preparation thereof.
The Buyer and its respective accountants shall have full access to (i) all relevant books, records and employees of the Company relating to the applicable EBIT Calculation and (ii) the Stockholder Representatives' accountants and their relevant supporting workpapers relating to the applicable EBIT
Calculation. Unless the Buyer delivers written notice to the Stockholder Representatives on or prior to the 30th calendar day after the receipt by it of the EBIT Calculation, stating that the Buyer has objections to the EBIT Calculation and describing in reasonable detail any such objections, the Buyer shall be deemed to have accepted and agreed to the EBIT
Calculation. If, on or prior to the 30th calendar day after the delivery of the EBIT Calculation, the Buyer shall give such notice to the Stockholder Representatives, the Buyer and the Stockholder Representatives shall, within ten calendar days (or such longer period as the Parties may agree) following the giving of such notice (the "Resolution Period"), attempt in good faith to resolve any objections by the Buyer, and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

     (c) Any amounts remaining in dispute at the conclusion of the Resolution Period ("Unresolved Changes") shall be submitted to Ernst & Young (or any successor thereto) (such firm being referred to as the "Auditing Firm"), within ten calendar days after the expiration of the Resolution Period. In the event that Ernst & Young is unable to act as the Auditing Firm and the Buyer and the Stockholder Representatives cannot agree on a mutually acceptable accounting firm, then the Buyer shall select an accounting firm and the Stockholder Representatives shall, collectively, select an accounting firm, and the two accounting firms shall together select a third independent accounting firm to serve as the Auditing Firm. Each Party agrees to execute, if requested by the Auditing Firm, an engagement letter containing reasonable terms. All fees and expenses relating to the work, if any, to be performed by the Auditing Firm in accordance with this Section 2.03(c) shall be borne equally by the Stockholder Representatives and the Buyer. The Auditing Firm shall be instructed not to apply any materiality standard in making its determination and shall endeavor to provide the most accurate answer attainable without incurring expense that is unreasonable, in light of the amount in issue. The Auditing Firm shall be instructed to make such determination in accordance with the provision of this Agreement. The Auditing Firm's determination of the Unresolved Changes shall be made within 30 days of the submission of the Unresolved Changes thereto, shall be set forth in a written statement delivered to the Buyer and the Stockholder Representatives and shall be final, binding and conclusive on the Parties for all purposes.

     (d) "EBIT" shall mean, for any period, the consolidated net income or loss of the Company (including its consolidated Subsidiaries) as shown in the Company's consolidated statement of income or loss for that period prepared in the ordinary course using the accounting principles and procedures that were used in preparing the financial statements of the Company during the periods prior to the date of this Agreement, plus the amount of any interest expenses and the related costs of obtaining financings and associated legal costs, and any income

Taxes in each case to the extent such items have been deducted in the determination of net income or loss for that period; provided, however, that, in determining EBIT for any period,
(i) there shall be excluded (X) any cost or expenses incurred by the Company in connection with the negotiation, execution, delivery and performance of this Agreement, (Y) any brokerage or finder's commission, fees or similar compensation incurred by the Company and disclosed in Section 3.26 for the transactions contemplated by this Agreement and (Z) any expenses of the Company for legal fees and costs related to the negotiation and consummation of the transactions contemplated by this Agreement, in the case of (X), (Y) and (Z) up to an aggregate collective amount of $729,000 and only to the extent such amount has been paid or is accrued by the Company in the ordinary course as a pre-paid asset and amortized to expense;
(ii) there shall be excluded any management fees, overhead charges or similar corporate expenses attributable to Parent's ownership of the Company whether or not such charges are actually levied or paid and whether or not such charges are in accordance with Parent's customary practices; (iii) there shall be excluded any additional depreciation, amortization or other expense resulting from the write-up of any asset and any amortization of goodwill or other intangibles relating to the acquisition of the Company by the Buyer; (iv) there shall be excluded any cost or expense incurred with respect to actions taken by the Company not previously contemplated by its business plan and that are out of the ordinary course of business consistent with its past practice, which actions were approved by the Board of Directors of the Company without the affirmative vote of F. Jared Sprole, whose affirmative vote will not be unreasonably withheld; (v) there shall be excluded any Company costs or expenses resulting from a breach of any representations or warranties of the Sellers under this Agreement to the extent the Buyer receives indemnification from the Representing Stockholders under Section 11 of this Agreement; (vi) there shall be excluded any amounts accrued under the cash bonus plan to be instituted by the Company after the Closing Date which will be based upon the Company's EBIT exceeding 150% of Target EBIT; (vii) there shall be included any costs assessed by Parent or the Buyer for services provided by either of them (such as those associated with the provision of employee benefits) to the Company which the Company previously contracted for elsewhere, to the extent such costs were contemplated by the Company's business plan as set forth in the Descriptive Memorandum prepared by de Visscher, Olson & Allen LLC and Kaufman & Company (the "Company Business Plan");
(viii) there shall be excluded any employment related costs associated with personnel required by the Buyer to be employed by the Company that the Company would not otherwise have employed; and (ix) there shall be excluded any other adjustments agreed to by the Buyer and the Stockholder Representatives.

     2.04 Issuance of Parent Shares. The Parent Shares to be issued to the Representing Stockholders pursuant to Sections 2.01 and 2.02 shall be issued as soon as reasonably practicable after the EBIT Calculation has been agreed pursuant to Section 2.03(b), but in no event later than 10 Business Days after such the EBIT Calculation has been agreed. If Unresolved Changes exist, however, Parent Shares shall only be issued, to the extent feasible, with respect to that portion of the agreed EBIT Calculation less the amount of any Unresolved Changes, and any Parent Shares to be issued as a result of the Auditing Firm's resolution of the Unresolved Changes pursuant to Section 2.03(c) shall be issued as soon as reasonably practicable after such resolution, but in no event later than 10 Business Days after such resolution.

      3. Representations and Warranties of the Company and the Representing Stockholders. The Company and each of the Representing Stockholders hereby represents and warrants to the Buyer that:

      3.01 Corporate Status and Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all the requisite corporate power and authority to carry on its business as it now is being conducted and to own or lease and to operate its assets, as and in the places where the Company's business is now conducted or where its assets are now owned or leased and now operated, and to carry out its business as currently conducted. The Company is duly qualified, and is in good standing, to do business in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except to the extent that any such failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has delivered to the Buyer complete and correct copies of its Certificate of Incorporation and its By-laws, each as amended to date.

      3.02    Authority; Enforceability.

      (a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations hereunder.

      (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company enforceable in accordance with its terms.

       3.03 Authorized Capital of the Company. The authorized capital stock of the Company consists solely of (i) 2,000,000 Shares and (ii) 25,000 shares of preferred stock, $0.01 par value (the "Preferred Stock"). A total of 1,024,438 Shares are issued and outstanding as of the date of this Agreement. No Preferred Stock is issued and outstanding. The Shares have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to pre-emptive rights. Except as set forth on Schedule 3.03 there are no shares of capital stock of the Company authorized, issued or outstanding and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities or other agreements, commitments understandings arrangements or restrictions by which the Company is bound to issue or sell any additional shares of its capital stock or other securities of any character relating to its issued or unissued capital stock or other securities.

          3.04 Noncontravention; Consents. (a) Except as set forth on Schedule 3.04(a), neither the execution, delivery and performance of this Agreement by the Company or the Sellers, nor the consummation by the Company of the transactions contemplated in this Agreement, will
(i) violate or conflict with, or constitute a default under, any provision of the certificate of incorporation or by-laws of the Company, (ii) violate any provision of, or constitute (or with notice or lapse of time or both would constitute) a default under, or accelerate or permit the acceleration of the performance required by, any agreement, lease, contract, note, mortgage, indenture, instrument, arrangement or other obligation to which the Company or any Company Subsidiary is a party or by which any of their respective assets or properties are bound or subject (collectively, the "Contracts"),
(iii) entitle any party to cancel or terminate, or result in any change in the rights or obligations of any party under, or require a consent or waiver by any party to, any Contract,
(iv) result in the creation of a lien, pledge, security interest, voting trust arrangement, charge, option, restriction, claim, or other encumbrance on the equity securities, ownership interests or on the assets of the Company or any Company Subsidiary, (v) violate any law, statute, rule, regulation, ordinance, requirement, administrative ruling, order, judgment, injunction, award, decree or process of any Governmental Entity (collectively, "Laws") by which or to which any of the Company's or any Company Subsidiary's assets or properties are bound or subject, or (vi) result in the loss or impairment of any approval, authorization, comment, license, franchise, order or permit of or by, or filing with a Person of or benefiting the Company or any Company Subsidiary; except in the case of clauses (ii), (iv), (v), and (vi) of this section, for such violations, defaults, accelerations, losses or impairments as, when taken together with all other such violations, defaults, accelerations, losses and impairments, would not reasonably be expected to have a Material Adverse Effect on the Company.

          (b) No notices to, consents or approvals of, or filings or registration with, any Governmental Entity or with any third party are necessary by the Company in connection with the consummation of the transactions contemplated hereby, except for such notices, consents, approvals, filings or registrations, the failure of which to be made or obtained are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

          3.05    Subsidiaries.

          (a) Schedule 3.05 lists the name of each Subsidiary of the Company (each, a "Company Subsidiary"), together with the jurisdiction of its organization. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Company
Subsidiary is duly qualified, and is in good standing, to do business in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary. Other than the entities listed on Schedule 3.05, the Company does not own, directly or indirectly, any equity, ownership or voting interest in any other Person.

          (b) Each of the outstanding shares of capital stock and other equity interest of each of the Company Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned by the Company free and clear of all liens, charges, pledges, security interests or other encumbrances. There are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities or other agreements, commitments, understandings, arrangements or restrictions by which the Company or any Company Subsidiary is bound to issue or sell any additional shares of any Company Subsidiary's capital stock or other securities of any character relating to its issued or unissued capital stock or other securities.

          (c) The Company Subsidiaries do not, and have not, conducted any business outside the ordinary course of the Company's business.

          3.06    Material Adverse Change, Etc.  Since
September 30, 2000, except as set forth in Schedule
3.06, neither the Company nor any Company Subsidiary has:

          (a) suffered any Material Adverse Change, or any material damage, destruction or loss to any of the Company's or any Company Subsidiary's assets (whether or not covered by insurance);

          (b) conducted their business not in the ordinary course of business consistent with past practice;

          (c) declared, set aside or paid any dividend or distribution in respect of the Shares;

          (d) purchased or redeemed any of the Shares;

          (e) discharged or satisfied any security interest, lien or encumbrance or pay any indebtedness, obligation or liability (contingent or otherwise), except (A) current liabilities,
(B) scheduled payments pursuant to obligations under Material
Contracts and (C) in the ordinary course of business consistent with past practice;

          (f) canceled or compromised any debt or claim except in the ordinary course of business consistent with past practice;

          (g) waived or released any rights except in the ordinary course of business consistent with past practice;

          (h) transferred or granted any rights with respect to know-how or any rights existing under any leases, licenses, agreements, inventions or any of the Intellectual Property except in the ordinary course of business consistent with past practice;

          (i) granted or made any contract, agreement, promise or commitment to grant any wage, salary or employee benefit increase to, or entered into any employment contract, bonus, stock option, profit sharing, pension, incentive, retirement or other similar arrangement or plan with, any officer, employee or other Person except in the ordinary course of business consistent with past practice;

          (j) entered into any collective bargaining agreement or made any commitment or incurred any liability to any labor organization;

          (k) made any capital expenditure for capital equipment to be used directly by the Company at its premises in excess of $25,000 or entered into any commitment therefor;

          (l) changed the nature of its business or its accounting principles, practices or methods;

           (m) terminated or modified, or agreed to the termination or modification of, any Material Contract;

           (n) suffered a loss of any supplier or suppliers, which loss (individually or in the aggregate) has had, or may have, a material adverse effect on its financial condition, results of operations, business, or prospects;

           (o) incurred or assumed any indebtedness, obligation or liability (contingent or otherwise) except in the ordinary course of business consistent with past practice;

           (p) mortgaged, pledged or otherwise subjected to any lien any of its assets that are necessary for the conduct of its business, except for liens incurred in the ordinary course of business consistent with past practice;

           (q) sold, assigned, transferred, leased, disposed of or agreed to sell, assign, transfer, lease or dispose of, any of its assets or properties that are material to the conduct of its business, except in the ordinary course of business consistent with past practice;

           (r) entered into any other transaction that is material to its business except in the ordinary course of business consistent with past practice; or

           (s) suffered any other event, occurrence, change or development that has resulted or would result in a Material Adverse Effect on the Company.

          3.07    Compliance with Laws; Governmental Authorizations.

          (a) None of the Company or any Company Subsidiary has been, or is, in violation of any Legal Requirements applicable to their business. No investigation or review by any Governmental
Entity with respect to the Company or any Company Subsidiary is pending or, to the knowledge of any Representing Stockholder, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

(b) Schedule 3.07(b) sets forth all currently effective Permits issued or entered into by any Governmental Entity and presently in effect in connection with the Company's and the Company Subsidiaries business. The Permits listed on Schedule 3.07(b) are the only Permits necessary to own, operate, use and maintain the assets of the Company and the Company Subsidiaries, in the manner in which they are now being maintained and operated, and to conduct their business as now being conducted. All such Permits are in full force and effect and neither the Company nor any Company Subsidiary is in default under and no condition exists that with notice or lapse of time or both would constitute a default under the Permits. There are no proceedings pending or, to the knowledge of the Company or the Representing Stockholders, threatened that seek the revocation, cancellation, suspension or any adverse modification of any such Permits. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification of such Permits.

         (c) Except as set forth on Schedule 3.07(c), (i) the Company's and the Company Subsidiaries' businesses are and have been in material compliance with all applicable

Environmental Laws; (ii) no property currently or formerly owned or operated directly or indirectly by the Company or any Company Subsidiary (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance which could reasonably be expected to result in any material liability to the Company or any Company Subsidiary under any Environmental Law; (iii) neither the Company's nor the Company Subsidiaries' business have been involved in any disposal, release or threat of release of any Hazardous Substance which could reasonably be expected to result in material liability under any Environmental Law; (iv) neither the Company, any Company Subsidiary or any Representing Stockholder has received any written notice, demand, letter, claim or request for information indicating that the Company or any Company
Subsidiary may be in violation of or subject to liability under any Environmental Law; (v) neither the Company nor any Company Subsidiary is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to material liability under any Environmental Law or relating to Hazardous Substances in connection with its business; and (vi) there are no other circumstances or conditions involving the Company or any Company Subsidiary or any entity in which they own a voting or economic interest that could reasonably be expected to result in any material liability, or restriction on the ownership, use, or transfer of any real property owned, leased or operated pursuant to any Environmental Law.

          3.08    Contracts.  Schedule 3.08 lists all
Contracts of the following types, to which the Company or any Company Subsidiary is a party, or by which any of them or their properties or assets are bound, that are in effect as of the date hereof ("Material Contracts"):

          (a) all leases relating to real property, and all leases relating to personal property in which the Company is the lessee providing for annual lease payments in excess of $25,000;

          (b) all licenses, franchises, assignments, options or other agreements relating to Intellectual Property other than standard "shrink-wrap" licenses for software programs obtainable from retailers;

          (c) all employment, compensation and consulting agreements, contracts, understandings or arrangements with any officer, director, employee, broker, agent, consultant, salesman or other Person, including the names, starting dates of employment, term of employment and functions;

          (d) all agreements for the purchase, sale or lease (in which Company is lessor) of goods, materials, supplies, machinery, equipment, capital assets and services having a cost in excess of $10,000 in any one instance or in excess of $25,000 in the aggregate, other than those agreements that have been fully performed except for a remaining contingent warranty obligation running to the benefit of the Company and other than those agreements having to do with the sale or re-leasing of off-rent equipment in the ordinary course of business, so long as the underlying purchase and/or lease agreement is listed on
Schedule 3.08;

       (e) all agreements and arrangements providing for annual payments of more than $50,000 with any supplier, distributor, franchiser, dealer, investment banker, sales agent, broker, or representative;

       (f) any partnership, joint venture or other similar agreement or arrangement;

       (g) any agreement that limits the freedom of the Company or any Company Subsidiary to compete in the lease financing business;

       (h) any agreement with any Affiliate, director or officer of the Company or any Company Subsidiary;

       (i) all agreements and arrangements for the construction, modification or improvement of any building or structure having a cost in excess of $10,000, or the incurrence of any other capital expenditure involving payments in excess of $25,000, other than those agreements that have been fully performed except for a remaining contingent warranty obligation running to the benefit of the Company;

       (j) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or similar extensions of credit, in each case involving a principal amount of more than $50,000 and having a remaining term of at least one year;

       (k) any nondisclosure or confidentiality agreement entered into outside the ordinary course of business;

       (l) all other Contracts not listed in Schedule 3.08 that require payment after the date of this Agreement of more than $50,000 in any calendar year and having a remaining term of at least one year and which is not terminable by the Company or any Company Subsidiary on less than three months notice; and

       (m) any other Contract not made in the ordinary course of business that is material to the Company and the Company
Subsidiaries.

Each of the Material Contracts is in full force and effect, is valid and binding upon the Company and, to the best knowledge of each of the Representing Stockholders, each of the other parties thereto, and is fully enforceable by the Company against the other parties thereto in accordance with its terms. No Representing Stockholder nor the Company or any Company Subsidiary has received any notice of, or has any reason to believe that there is or has been, any actual, threatened or contemplated termination or modification of any of the Material Contracts. Except as set forth on Schedule 3.08, neither the Company, nor, to the best knowledge of each of the Representing Stockholders, any other party to any Material Contract, is in breach of or in default thereunder, nor has any event occurred which, with the lapse of time, notice or election, may become a breach or default by any party under any Material Contracts.

          3.09    Real Property.

          (a) Schedule 3.09(a) contains a complete and correct list of all interests of the Company or any Company Subsidiary in real property (the "Leased Real Property") pursuant to leases, licenses or other occupancy or use agreements (collectively, the "Leases"). The Company or Company Subsidiary, as applicable, has good, valid and marketable title to, and is in peaceful undisturbed possession of, the leasehold estates created under the Leases, free and clear of all liens other than Permitted Liens. The Company has previously allowed
Parent to examine true, correct and complete copies of the Leases, together with all amendments and modifications thereof and supplements thereto. Except as set forth on Schedule
3.09(a), (i) each of the Leases is valid and binding and in full force and effect and (ii) to the best knowledge of each Representing Stockholder, no party thereto is in default under any Lease. Except as set forth on Schedule 3.09(a), each of the Leases may be assigned by the Company or Company Subsidiary without the consent or approval of any other person or entity.
The Company has no direct or indirect interest in real property except the Leased Real Property.

        (b) For purposes of this agreement, "Permitted Liens" shall mean (i) liens for taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith, and (ii) materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the course of business (x) if they have not been filed pursuant to law, (y) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or (z) if their validity is being contested in good faith by appropriate action.

         3.10    Employment Agreements and Benefits, Etc.

         (a) Employment Agreements. Schedule 3.10(a) lists all currently effective employment, management, consultant or similar Contracts and all currently effective labor Contracts and collective bargaining agreements heretofore entered into by the Company with respect to its business. Except as disclosed therein, neither the Company nor any Company Subsidiary has any employment, management, severance, consultant or other similar Contracts with any Employees.

       (b) Employee Relations. There are not occurring nor have there occurred during the past 5 years any slow downs, pickets, work stoppages, labor strikes or disputes, walk-outs, lock-outs or other similar disruptive labor activities on the part of the Employees, nor, to the knowledge of the Representing Stockholders, is any such activity threatened. Each of the Company and each Company Subsidiary has substantially complied with all laws relating to the employment and safety of labor, including the National Labor Relations Act and other provisions relating to wages, hours, benefits, collective bargaining and all applicable occupational safety and health acts and laws. Neither the Company nor any Company Subsidiary has engaged in any unfair labor practice or discriminated on the basis of race, age, sex, color, national origin, religion, mental or physical disability, status as a special disabled veteran or Vietnam-era veteran or otherwise in its employment conditions or practices with respect to its Employees.

          (c) Employment Benefit Plans.  As applicable to the
Company and the Company Subsidiaries:

             (i) All Benefit Plans that are maintained or contributed to by the Company or any Company Subsidiary are listed in Schedule 3.10(c). No other Benefit Plans are required to be offered by the Company or any Company Subsidiary either at the present time or in the future, under any current arrangement, agreement or understanding. True and complete copies of all such Benefit Plans listed in Schedule 3.10(c), including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans, and all amendments thereto have been provided or made available to the Buyer by the Company.

            (ii) All Benefit Plans covering Employees, to the extent subject to ERISA, are in compliance with ERISA. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in section 1 of Rev. Proc. 93-39), and no Representing Stockholder is aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of the Representing Stockholders, threatened litigation relating to the Benefit Plans. Neither the Company nor any Company Subsidiary has engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Company Subsidiary to a tax or penalty imposed by either section 4975 of the Code or section 502(i) of ERISA in an amount which would be material.
          (iii) Neither the Company nor any Company Subsidiary nor any ERISA Affiliate has contributed to a "multi-employer plan," within the meaning of section 3(37) of ERISA. No notice of a "reportable event," within the meaning of section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof (or will be required to be filed in connection with the transactions contemplated by this agreement).

          3.11 Insurance. Schedule 3.11 contains a true and accurate summary of the insurance coverage of the property, assets or business liabilities of the Company and the Company Subsidiaries specifying with respect to each such type of coverage, the term of the policies or bonds, the limits and layers of liability and the annual premiums, and (ii) lists any agreements, arrangements or commitments under which the Company or any Company Subsidiary indemnifies any other Person or is required to carry insurance for the benefit of any other Person in an amount in excess of $500,000 in the aggregate. The policies and bonds summarized in Schedule 3.11 are in full force and effect, all premiums due and payable thereon have been paid, no notice of cancellation or termination has been received with respect to any policy, and the Company and each Company
Subsidiary has complied with such policies and bonds. Such policies and bonds will remain in full force and effect through the respective dates set forth in Schedule 3.11 without the payment of additional premiums, except in the ordinary course of business, and will not in any way be affected by, terminate, or lapse by reason of the transactions contemplated by this Agreement. Schedule 3.11 lists and summarizes all outstanding claims which have been made since December 31, 1998, under each such insurance policy, other than claims for medical benefits made under and covered by the Company's employee medical benefits policy. Neither the Company nor any Company
Subsidiary has failed to give any notice or to present any claim under any such insurance policy in a due and timely fashion.

          3.12    Intellectual Property.

         (a) The Company owns (free and clear of any and all liens, claims or encumbrances) or is licensed or otherwise possesses sufficient legally enforceable rights to use, all the Intellectual Property that is material to the conduct of its and the Company Subsidiaries' businesses. A complete list of all such material Intellectual Property is set forth on
Schedule 3.12. The Intellectual Property is sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

         (b) The Company's and the Company Subsidiaries' use of the Intellectual Property does not conflict with, infringe upon, or violate any intellectual property right of any other person. None of the Company, any Company Subsidiary or any Representing Stockholder has received written notice of any material claim that such Intellectual Property is invalid or conflicts with the asserted right of any other person.

          3.13    Litigation; Claims; Citations.

          (a) Except as set forth on Schedule 3.13(a), there are no (i) civil, criminal or administrative actions, suits, claims, proceedings or governmental investigations pending, or to the knowledge of the Representing Stockholders, threatened against or affecting the Company or any Company Subsidiary, or their respective businesses or assets or (ii) obligations or liabilities of the Company or any Company Subsidiary of any kind whatsoever, whether or not accrued, contingent, absolute, determined, determinable or otherwise, or any other conditions, facts or circumstances to the knowledge of the Representing
Stockholders that are reasonably likely to result in any claims against or obligations or liabilities of the Company or any Company Subsidiary other than in the case of this clause (ii):
(X) liabilities provided for in the Balance Sheet; (Y) liabilities disclosed in Schedule 3.13(a); and (Z) other undisclosed liabilities which, individually or in the aggregate, are not material to the Company and the Company
Subsidiaries, taken as a whole. There is no outstanding order, writ, judgment, award, injunction, decree or decision of any Governmental Entity, any court of competent jurisdiction or any arbitrator or arbitrators against the Company or any Company
Subsidiary or any of their assets or property.

         (b) No citations, fines or penalties have been assessed, or to the best knowledge of each Representing Stockholder, threatened or asserted against in connection with the conduct of the Company's or any Company Subsidiary's business under any Environmental Law which have not been fully paid and/or performed as of the date of this Agreement.

         (c) There are no actions, suits, proceedings or governmental investigations pending, or to the best knowledge of each Representing Stockholder, threatened against the Company, any Company Subsidiary or any Representing Stockholder that challenge the validity of this Agreement or seek to enjoin or otherwise prohibit or limit the transactions contemplated herein.
          3.14 Property and Assets. The Company's and the Company's Subsidiaries buildings, plants, structures, and equipment are structurally sound, are in good operating condition and repair, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary wear and tear and ordinary routine maintenance and repairs that are not material in nature or cost.

          3.15    Financial Statements.  Attached to
Schedule 3.15 is a true and complete copy of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2000 and the consolidated statements of income, cash flows and changes in stockholders' equity of the Company and the Company Subsidiaries for the year then ended (the "Unaudited Financial Statements"). Prior to the Closing, the Company shall deliver to the Buyer a true and complete copy of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2000 and the consolidated statements of income, cash flows and changes in stockholders' equity of the Company and the Company Subsidiaries for the year then ended (the "Financial Statements"). The Unaudited Financial Statements do, and the Financial Statements will, fairly present in all material respects the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company and the Company Subsidiaries as of the respective dates of and for the periods referred to therein and have been prepared in accordance with GAAP consistently applied with prior periods, subject to normal year-end adjustments. No financial statements of any Person other than the entities specified in the Financial Statements are required by GAAP to be included in the Financial Statements.

          3.16    Taxes.

          (a) All Tax Returns that are required to be filed on or before the Closing Date (taking into account applicable extensions) by or with respect to the Company or any Company
Subsidiary have been filed.

          (b) All Taxes of the Company and any Company Subsidiary that are due and payable have been timely paid or adequately reserved against, other than Taxes that are not yet due or that, if due, are not delinquent, are being contested in good faith, or have not been finally determined and for which appropriate reserves therefore have been established.

          (c) Except as set forth in Schedule 3.16(c), there are no pending or, to the knowledge of any Representing Stockholder, threatened actions or proceedings for the assessment or collection of Taxes against the Company or any Company
Subsidiary.

         (d) All Taxes required to be withheld from payments to employees have been withheld and paid to the proper taxing authority in a timely fashion.

         (e) Except as set forth on Schedule 3.16(e), to the knowledge of the Representing Stockholders, no taxing authorities are presently conducting any audits or other examinations of any Tax Returns referred to in clause (a) or Taxes referred to in clause (b).

         (f) Except as set forth on Schedule 3.16(f), there are no liens for unpaid Taxes on the Company's or any Company
Subsidiary's assets.

         (g) Except as set forth on Schedule 3.16(g), no waivers of statutes of limitations have been given by or requested with respect to any Taxes of the Company or any Company Subsidiary.

          3.17    Affiliate Interests.  Except as set forth on
Schedule 3.17, none of the Affiliates of the Company (i) has any interest in any property, real or personal, tangible or intangible, of the Company or any Company Subsidiary, except for interests in the equity securities of the Company and interests with a value of not greater than $100,000 in the aggregate and which is described in Schedule 3.17, (ii) has any cause of action or other claim whatsoever against the Company or any Company Subsidiary or any of their assets or properties, or owes any amount to, or is owed any amount by, any of them, except for claims and indebtedness not in excess of $100,000 in the aggregate and which is described in Schedule 3.17 or (iii) owns, directly or indirectly, any debt, equity or other interest or investment in any person that is a competitor, lessor, lessee, or supplier of the Company, except securities of any publicly-held corporation which do not exceed 1% of the outstanding voting securities of such corporation.

          3.18    Accounts Receivable; Accounts Payable.
The amounts shown in the "Rental and Other Receivables, Net" line item (collectively, the "Accounts Receivable") on the Company's Balance Sheet as of September 30, 2000 and included in the Financial Statements (the "Balance Sheet") are bona fide accounts receivable, the full amount of which was actually owed to the Company or a Company Subsidiary. The accounts payable reflected on the Balance Sheet and all accounts payable arising after the date of the Balance Sheet arose from bona fide transactions in the ordinary course of the Company's business.

          3.19 Books and Records. The Company has made available to Parent all of its tax, accounting, corporate and financial books and records. The books and records pertaining to the Company's business made available to Parent are true, correct and complete, have been maintained on a current basis, and fairly reflect the basis for the Company's financial condition and results of operations as set forth in the Financial Statements.

          3.20    Bank Accounts and Safe Deposit Arrangements

     . Schedule 3.20 lists all checking accounts, savings accounts and other bank accounts and safe deposit boxes maintained by the Company or any Company Subsidiary, and the names of all persons authorized to withdraw funds or other property from, or otherwise deal with, such accounts and safe deposit boxes.

          3.21    Insider Transactions.  Schedule 3.21 sets forth:

          (a) The amounts and other essential terms of indebtedness or other obligations, agreements, undertakings, liabilities or commitments (contingent or otherwise) of the Company or any Company Subsidiary to or from any past or present officer, director, member, stockholder or any Person related to, controlling, controlled by or under common control with any of the foregoing (collectively, "Control Persons"); and

         (b) All transactions between each Control Person and the Company or any Company Subsidiary since the Company's date of incorporation, and all proposed or contemplated transactions with each Control Person, together with the essential terms thereof.

          3.22 Leased Systems. The Company and the Company Subsidiaries have good and marketable title and perfected first security interests (recorded or registered in accordance with all statutes requiring the filing, recording or registration thereof) for all systems, equipment and instruments leased to third parties or consigned to third parties or otherwise in the possession of third parties where title has not passed from the Company or Company Subsidiary. The documentation relating to each such lease is valid, binding and enforceable upon such lessees, in accordance with its terms, subject to applicable bankruptcy and insolvency laws.

          3.23 Full Disclosure. To the best knowledge of each of the Representing Stockholders, there is no fact or circumstance known to any Representing Stockholder which is not disclosed in this Agreement which could adversely affect the accuracy of the representations and warranties contained in this Agreement or the Company's financial condition, results of operations, business, or prospects in any material respect.

          3.24 Takeover Statutes. The Company has taken all actions necessary and within its authority such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "business combination," stockholder protection," "interested shareholder" or other similar anti-takeover statute or regulation (including without limitation, Sections 203 of the DGCL) (each a "Takeover
Statute") or a restrictive provision of any applicable provision in the Certificate of Incorporation or By-Laws of the Company is, or at the Closing Date will be, applicable to the Company, Parent, the Buyer, the Shares, or any other transaction contemplated by this Agreement.

          3.25 SEC Documents. None of the information supplied or to be supplied by the Company or any Seller in writing for the express purpose of inclusion or incorporation by reference in any documents to be filed with the SEC in connection with the transactions contemplated hereby will, at the respective times such documents are filed and at the time such documents become effective or at the time any amendment or supplement thereto becomes effective contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein not misleading.

          3.26 Brokers and Finders. Neither the Company nor any Company Subsidiary, nor any of the their officers, directors, employees or representatives, has retained any broker or finder or has incurred any obligation or liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, except that the Company has retained de
Visscher, Olson & Allen LLC and Kaufman & Company as its financial advisors, the terms of which engagement have been disclosed to the Buyer prior to the date hereof.

          4. Representations and Warranties of the Sellers.
Each Seller, severally but not jointly, hereby represents and warrants to the Buyer, as to himself, herself or itself (as the case may be) only, as follows:

          4.01    Status, Due Execution, Etc.   Such Seller has
full legal capacity and unrestricted power to execute and deliver the Agreement and to perform his, her or its obligations hereunder.

          4.02 Validity. This Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its respective terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          4.03 Title to Shares. Such Seller is the lawful holder of record and owner of all of the Shares set forth opposite the name of such Seller in Exhibit A or Exhibit B, as applicable, in each case free and clear of any and all pledges, security interests, liens, charges or other encumbrances of any nature whatsoever. The delivery by each Seller of the certificates evidencing such Shares, duly endorsed for transfer or accompanied by stock transfer powers duly endorsed in blank will transfer valid record title to and ownership of said Shares to the Buyer, free and clear of any and all pledges, security interests, liens, charges or other encumbrances of any nature whatsoever. No such Seller has entered into any agreement, commitment understanding, arrangement or restriction which obligates it to sell, transfer, assign, convey or deliver such Shares to a Person other than the Buyer.

          4.04 Consents. Except for the filing of notification and report forms with the United States Federal Trade Commission and the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of any applicable waiting period thereunder, no notices to, consents or approvals of, or filings or registration with, any Governmental Entity or with any third party are necessary in connection with the execution and delivery by the Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated hereby, except for such notices, consents, approvals, filings or registrations, the failure of which to be made or obtained are not, individually or in the aggregate, reasonably likely to prevent, materially hinder or materially delay the ability of the Sellers to consummate the transactions contemplated by this Agreement.

          4.05 Brokers and Finders. No Seller or any representative of any Seller has directly retained any broker or finder or has incurred any liability for any brokerage fees, commissions or finders fees in connections with the transactions contemplated by this Agreement, except that the Sellers may have benefited by the Company's retention of the firms set forth in Section 3.26, and the Sellers have agreed to pay the expenses of the Company for fees and costs in excess of $729,000 as set forth in Section
6.17 hereof.

          5.   Representations and Warranties of the Buyer.
        The Buyer hereby represent and warrant to the Sellers as follows:

          5.01 Corporate Status and Authority. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all the requisite corporate power and authority to carry on its business as it now is being conducted and to own or lease and to operate its assets, as and in the places where the Buyer's business is now conducted or where its assets are now owned or leased and now operated, and to carry out its business as currently conducted. The Buyer is duly qualified, and is in good standing, to do business in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except to the extent that any such failure to so qualify would not be reasonably likely to prevent, materially delay or materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement.
The Buyer has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to the governmental authorizations specified in Section 5.04(b), to perform its obligations hereunder.

          5.02 Due Execution. The execution and delivery of this Agreement by the Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and the Buyer, and this Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligations of the Buyer enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

          5.03 Litigation. There are no material claims, actions, suits, proceedings or governmental investigations pending, or to the knowledge of the Buyer, threatened against Parent or any of its subsidiaries that challenge the validity of this Agreement, seek to enjoin or otherwise prohibit or limit the transactions contemplated herein or would be reasonably likely to impair the ability of the Buyer to consummate the transactions contemplated herein.

          5.04    Noncontravention; Consents.

          (a) Neither the execution, delivery or performance of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated in this Agreement will (a) violate or conflict with, or constitute a default under, any provision of the certificate of incorporation, by-laws or comparable governing instruments of Parent or the Buyer, (b) violate any provision of, or constitute (or with notice or lapse of time or both would constitute) a default under, or accelerate or permit the acceleration of the performance required by, any material Contract to which Parent or the Buyer is a party or by which any of their respective assets or properties are bound or subject (collectively, the "Parent Contracts"), (c) violate any Law by which or to which any of its assets or properties are bound or subject; except in the case of clauses (b) and (c) of this section, for such violations, defaults, or accelerations as, when taken together with all other such violations, defaults and accelerations, would reasonably be expected to have a Material Adverse Effect on Parent.

         (b) Except for (i) the filing of notification and report forms with the United States Federal Trade Commission and the United States Department of Justice under HSR Act, and the expiration or termination of any applicable waiting period thereunder and
(ii) filings and approvals required under the Public Utilities Holding Company Act of 1935 ("PUHCA"), no notices to, consents or approvals of, or filings or registration with, and Governmental Entity or with any third party are necessary in connection with the execution and delivery by the Buyer of this Agreement and the consummation by Parent and the Buyer of the transactions contemplated hereby, except for such notices, consents, approvals, filings or registrations, the failure of which to be made or obtained are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent or to prevent, materially hinder or materially delay the ability of the Buyer to consummate the transactions contemplated by this Agreement.

          5.05 Disclosure. The Buyer has furnished to the Company and the Stockholder Representatives an investor disclosure package consisting of Parent's annual report on Form 10-K, for the fiscal year ending December 31, 1999, all Forms 10-Q and 8-K, as amended, filed by Parent with the SEC since December 31, 1999 and up to the date of this Agreement and all proxy materials distributed to Parent's shareholders since December
31, 1999 and up to the date of this Agreement, in each case excluding any exhibits or attachments thereto (the "Parent Disclosure Package"). The documents in the Parent Disclosure Package (a) conformed, as of the dates of their respective filing with the SEC, in all material respects, to the requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and (b) when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent, including the notes thereto, included in the documents in Parent Disclosure Package (the "Parent Financial Statements") fairly and accurately represented in all material respects the consolidated financial condition of Parent as of their respective dates and Parent's consolidated results of operations for the respective periods specified therein in conformity with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC and subject, in the case of unaudited statements, to normal, immaterial year-end audit adjustments).

          5.06 Capitalization. (a) The authorized capital stock of Parent consists of 260,000,000 Parent Shares, of which 110,436,317 shares were issued and outstanding as of December 12, 2000. All of the outstanding Parent Shares have been validly issued and are fully paid and nonassessable and not subject to preemptive rights.

          (b) Except for (i) outstanding options granted by Parent and
(ii) Parent's right to repurchase any unvested shares under its stock option plans, there are no outstanding rights, subscriptions, warrants, calls, unsatisfied preemptive rights, options or other agreements or arrangements of any kind to purchase or otherwise to receive from Parent or any of its subsidiaries any shares of capital stock or any other security of Parent or any of its subsidiaries, and there are no outstanding securities of any kind convertible into or exchangeable for such capital stock.

          5.07 Parent Shares. The Parent Shares to be issued to the Sellers pursuant to this Agreement will be duly authorized, and when the share certificates in respect of such Parent Shares are issued in accordance with the terms hereof, will be validly issued, fully-paid and non-assessable.

          6.  Covenants.

          6.01 Interim Operations. During the Interim Period, the Company shall conduct its business in the ordinary course consistent with past practice and shall use its reasonable best efforts to preserve intact its and the Company Subsidiaries' business organizations and relationships with third parties and its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as set forth on Schedule 6.01, neither the Company nor any Company Subsidiary will:

          (a) adopt or propose any change in its organizational documents;

          (b) issue, sell, pledge, dispose of or encumber any shares of its capital stock, or any securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, directly or indirectly, any shares of its capital stock or any other property or assets;

          (c) merge or consolidate with any other Person;

          (d) sell, lease, license, mortgage, pledge or otherwise dispose of or encumber any assets or property in an amount exceeding $25,000 in the aggregate, except pursuant to existing contracts or commitments which have been disclosed to Parent or in the ordinary course consistent with past practice;

          (e) make any commitments for, or make or authorize any capital expenditures outside the ordinary course of business consistent with past practice, or make any commitments for, or make or authorize any capital expenditures for capital equipment for use by the Company at its premises in excess of $10,000 individually or $25,000 in the aggregate, except pursuant to existing contracts or commitments which have been disclosed to the Buyer or in the ordinary course consistent with past practice;

          (f) by any means, make any acquisition of, or investment in, assets or stock of any other Person;

          (g) settle or compromise any material claims or litigation or, modify, amend or terminate any of the Material Contracts or waive, release or assign any material rights or claims;

          (h) permit any insurance policy naming the Company as a beneficiary or loss-payable payee to be canceled or terminated;

          (i) increase the compensation of any employee or amend any Benefit Plan in a manner which would increase benefits thereunder except in the ordinary course of business consistent with past practice;

          (j) take any action or omit to take any action that would be reasonably likely, taking into account the Company's current credit evaluation practices, to cause any of its representations and warranties herein to become untrue in any material and adverse respect; and

          (k) agree or commit to do any of the foregoing.

          6.02    The Company Employee Matters.
          Following the Closing Date, the Buyer shall, subject to compliance with applicable law, either (i) arrange for each employee of the Company to participate in any counterpart Buyer Employee Plan (which shall mean all plans, programs and arrangements that are maintained by the Buyer or its Subsidiaries at the Closing Date) in accordance with the eligibility criteria thereof, provided that (A) such participants shall receive full credit for years of service with the Company (and service otherwise credited by the Company) prior to the Closing Date for all purposes for which services was recognized under the Company's Benefits Plans including, but not limited to, eligibility to participate, vesting and to the extent not duplicative, of benefits received under such Benefit Plan, the amount of benefits, and (B) the Buyer shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group plans to be waived with respect to such participants and their eligible dependents and shall provide each such participant with credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under all Buyer Employee Plans in which such participants are eligible to participate after the Closing Date or (ii) cause the existing Benefit Plans to be maintained, in the case of (i) and (ii) to provide the employees of the Company with benefits in the aggregate that are not less favorable in any material respect than what they receive as of the date hereof. Notwithstanding any of the foregoing provisions of this Section 6.02, none of the provisions of this section shall operate to duplicate any benefit provided to any employee of the Company or the funding of any such benefit.

          6.03    Other Obligations of the Buyer.  During
the Interim Period and to the extent within its control, the Buyer shall refrain from doing any act or omitting to do any act which is reasonably likely to cause any of the representations and warranties of the Buyer contained herein not to be true and correct in any material respect. During the Interim Period, the Buyer shall use reasonable best efforts to obtain any consent of third parties necessary to complete the transactions contemplated by this Agreement; it being understood that this shall not in any way obligate Parent to divest any of its, the Company's or their respective Subsidiaries' assets or agree to any conditions that would be unduly burdensome to Parent or any of its Subsidiaries or adversely affect the benefits expected to be realized by Parent and the Buyer as a result of the transactions contemplated by this Agreement.

          6.04    Public Disclosure.
          (a) During the Interim Period, neither Parent nor the Buyer on the one hand, or the Company or any Seller on the other, shall make, or permit any of their respective Affiliates or representatives to make, any news release pertaining to this

Agreement or the transactions contemplated hereby without the prior approval of the Stockholder Representatives on the one hand or the Buyer on the other, as to both form and content, which approval shall not be unreasonably withheld, delayed or conditioned, unless impracticable to obtain under the circumstances. Notwithstanding the foregoing, either Parent, the Buyer or the Company may make such news release or other public disclosure which, in the opinion of such Party's counsel, is required to be made by such Party pursuant to applicable law, including the federal securities laws, or as may be required by any national securities exchange.

          (b) During the Interim Period, the Buyer shall provide the Stockholder Representatives with copies of all filings with and correspondence to and from the SEC related to obtaining PUHCA approval of the transactions contemplated hereby and with periodic timely updates of the status of the PUHCA approval.

          6.05    Further Assurances.
          Subject to the terms and conditions of this Agreement, each of the Parties hereto will use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including without limitation using its reasonable best efforts to ensure satisfaction of the conditions precedent to such Party's obligations hereunder; it being understood that this shall not in any way obligate Parent to divest any of its, the Company's or their respective Subsidiaries' assets or agree to any conditions that would be unduly burdensome to Parent or any of its Subsidiaries or adversely affect the benefits expected to be realized by Parent and the Buyer as a result of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, none of the Parties hereto will, without prior written consent of the other Party, take or fail to take any action, which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. It is understood and agreed that Parent shall bear all costs and expenses related to all regulatory filings.

          6.06    Registration Statement.
         (a) Subject to Parent's right to delay a registration pursuant to Section 6.06(c) and subject to Section 6.07(d), the Non-Representing Stockholders shall have the right, prior to the first anniversary of the Closing Date, exercisable by written notice by the holders of more than 40% of the Parent Shares issued to the Non-Representing Stockholders on the Closing Date delivered to the Buyer (the "Demand Notice"), to require the Buyer to use its best efforts to cause Parent to file under the Securities Act no later than 30 days after the receipt by the Buyer of such Demand Notice a registration statement (the "Registration Statement") on the appropriate form covering a resale of the Parent Shares issued to the Non-Representing Stockholders on the Closing Date (the "Resale Registration") and, subject to Parent' right to delay a registration pursuant to Section 6.06(c) and subject to Section 6.07(d), to use its reasonable best efforts to cause the registration statement to become effective under the Securities Act as promptly as practicable and to keep such registration statement continuously effective pursuant to Rule 415 under the Securities Act and or any similar rule that may be adopted by the SEC for a period of up to 30 days.

(b) In connection with the registration and other obligations of the Buyer pursuant to and in accordance with Section 6.06(a) and throughout the period specified in Section 6.06(a), the Buyer shall cause Parent to:

   (i) prepare and file with the SEC such amendments (including post-effective amendments) to the Registration Statement, and such supplements to the Prospectus, as may be required by the Securities Act during the applicable period in accordance with the intended methods of disposition specified by the Non-Representing Stockholders set forth in such Registration Statement and cause the Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act;

   (ii) notify Non-Representing Stockholders promptly and (if requested) confirm such notice in writing, (A) when a Prospectus or any Prospectus supplement or post-effective amendment becomes effective, (B) of any request by the SEC for amendments or supplements to the Registration Statement or related Prospectus or for additional information regarding the Non-Representing Stockholders, (C) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceedings for that purpose, (D) of the receipt by Parent of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Parent Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (E) of the happening of any event that requires the making of any changes in such Registration Statement, Prospectus or documents incorporated or deemed to be incorporated therein by reference so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

   (iii) use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement or the lifting of any suspension of the qualification or exemption from qualification of any of the Parent Shares for sale in any jurisdiction in the United States;

   (iv) furnish to the Non-Representing Stockholders and not more than one counsel for all of them, without charge, one conformed copy of the Registration Statement, as declared effective by the SEC, and of each post-effective amendment thereto, and deliver, without charge, such number of copies of the preliminary Prospectus, any amended preliminary Prospectus, each final Prospectus and any post-effective amendment or supplement thereto, as the Non-Representing Stockholders may reasonably request in order to facilitate the disposition of the Parent Shares covered by the Registration Statement in conformity with the requirement of the Securities Act;

   (v) upon the occurrence of any event contemplated by clause
   (iii)(E) above during any Delay Period, as soon as practicable after the earlier of expiration of such Delay Period or when such event has been publicly disclosed, or during any other period, prepare a supplement or post-effective amendment to the Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference or file any other required document as promptly as reasonably possible so that, as thereafter delivered to the purchasers of the Parent Shares being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

   (vi) prior to any resale of the Parent Shares, cooperate with the Non-Representing Stockholders and their one respective counsel in connection with the registration and qualification of the Parent Shares under the securities or blue sky laws of such jurisdictions as the Non-Representing Stockholders may reasonably request and do any and take such other reasonable actions as are necessary to enable the disposition in such jurisdictions of the Parent Shares covered by the Registration Statement; provided, however, that Parent shall not be required to register or qualify as a foreign corporation where it is not now so qualified or to take any action that would subject it to the service of process in suits or to taxation in any jurisdiction where it is not now so subject; and

   (vii)   use its reasonable best efforts to list such Parent
   Shares on any securities exchange or automated quotation service on which Parent Shares are then listed.

(c) Notwithstanding any other provision of this Agreement, Parent shall have the right, exercisable from time to time, to delay the preparation and filing of the Registration Statement, refrain from requesting acceleration of the effectiveness thereof, refrain from performing its obligations under this
Section 6.06, suspend maintaining current the Prospectus contained in the Registration Statement, or suspend the use of any Registration Statement (the period of such delay, refrain or suspension, a "Delay Period"):

   (i) if the Board of Directors of Parent determines that in its good faith judgment the registration and distribution of the Parent Shares covered or to be covered by such Registration Statement would materially interfere with any pending or planned sale of securities of Parent, financing, acquisition or corporate reorganization or other material transaction involving Parent or any of its subsidiaries or would require disclosure of any other material corporate development that the Board of Directors has determined would not be in the interests of Parent or its shareholders to disclose; or

   (ii) if Parent has filed or intends to file within 60 calendar days a registration statement under the Securities Act with respect to, or has commenced or intends to commence within 60 calendar days, an underwritten public offering by Parent of equity securities of Parent or other securities convertible into or exchangeable for equity securities of Parent.
   Parent will promptly give the Non-Representing Stockholders written notice of the commencement of any Delay Period. The Non-Representing Stockholders agree to cease all disposition efforts with respect to all Parent Shares held by them immediately upon receipt of notice of the beginning of any Delay Period. Parent shall provide written notice to the Non-Representing Stockholders of the end of each Delay Period and shall use its commercially reasonable efforts to end any Delay Period as soon as practicable.

(d) None of the information supplied or to be supplied by the Company or any Seller for inclusion or incorporation by reference in the Registration Statement and any other documents to be filed with the SEC in connection with the transactions contemplated hereby (i) will, at the respective times such documents are filed and at the time such documents become effective or at the time any amendment or supplement thereto becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein not misleading and (ii) cause the (x) Registration Statement or such supplement or amendment to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading when it becomes effective or at the time any amendment or supplement thereto becomes effective or (y) the Prospectus, when first mailed to the Non-Representing Stockholders, or any amendment thereof or supplement thereof or supplement thereto to contain any untrue statement or a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.07    Piggyback Rights.  (a)  If (i) the sole reason for a
Delay Period is that Parent proposes to file a registration statement under the Securities Act with respect to an underwritten offering of Parent Shares for its own account or the account of others, or
(ii) the Non-Representing Stockholders did not resell all of their Parent Shares pursuant to the Registration Statement and Parent proposes to file a registration statement under the Securities Act prior to the first anniversary of the Closing
Date with respect to an underwritten offering of Parent Shares for its own account or the account of others, then the Parent shall give written notice of such proposed filing to the Non-Representing Stockholders promptly and in any event at least five Business Days before the anticipated filing date. Such notice shall offer the Non-Representing Stockholders the opportunity to register such amount of Parent Shares as the Non-Representing Stockholders may request (a "Piggyback
Registration"). Subject to this Section 6.07, Parent shall include in each such Piggyback Registration all Parent Shares with respect to which Parent has received a written request for inclusion therein within 7 Business Days after notice has been given to the Non-Representing Stockholders. The Non-
Representing Stockholders shall be permitted to withdraw all or part of the Parent Shares from a Piggyback Registration at any time up to 10 days prior to the effective date of such Piggyback Registration; provided, however, that any such Non-Representing Stockholder shall reimburse Parent if such withdrawal occurs after the filing of the Registration
Statement with respect to such Piggyback Registration, for the portion of any filing fees payable with respect to the Parent
Shares so withdrawn.

(b) Parent shall permit the Non-Representing Stockholders to include all such Parent Shares in a Piggyback Registration on the same terms and conditions as any similar securities of Parent or any other Persons holding Parent Shares included therein. Notwithstanding the foregoing, with respect to any underwritten offering, if Parent or the managing underwriters participating in such offering advise the Non-Representing Stockholders that the total amount of securities requested to be included in such Piggyback Registration by the Non-Representing Stockholders, Parent, and Persons owning Parent Shares to be included in such Piggyback Registration, exceeds the amount which can be sold in (or during the time of) such offering without delaying or jeopardizing the success of the offering, including the price per share of the securities to be sold (an "Adverse Effect"), then the amount of Parent Shares to be offered for the account of Non-Representing Stockholders shall be reduced or limited pro-rata to an amount sufficient in the good faith determination of Parent or such managing underwriters to remove such Adverse Effect.

(c) Nothing in this Section 6.07 shall create any liability on the part of Parent or the Buyer if Parent in its sole discretion should decide not to file a registration statement proposed to be filed pursuant to Section 6.07 or to withdraw such registration statement subsequent to its filing or not to effect any offering, regardless of any action whatsoever that the Non-Representing Stockholders may have taken, whether as a result of the issuance by Parent of any notice hereunder or otherwise.

(d) If the sole reason for a Delay Period was that Parent proposed to file a registration statement under the Securities Act with respect to an underwritten offering of Parent Shares for its own account or the account of others, and Parent gave written notice of such proposed filing to the Non-Representing Stockholders and the opportunity to include their Parent Shares in such Piggyback Registration Statement, it will no longer be required to file the Registration Statement under Section 6.06.

6.08 Indemnification. In the event any Parent Shares are included in a registration statement under Section 6.06 or 6.07:

(a) The Buyer shall cause the Parent to indemnify and hold harmless, to the extent permitted by Law, each Non-Representing Stockholder, the officers, directors, partners, agents and employees (if any) of each such Non-Representing Stockholder, any underwriter (as defined in the Securities Act) for such Non-Representing Stockholder and each Person, if any, who controls such Non-Representing Stockholder or underwriter within the meaning of the Securities Act (collectively, the "Non-Representing Stockholder Indemnitees"), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act or any other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Violation (as defined below). The Buyer shall or shall cause the Parent to reimburse each Non-Representing Stockholder Indemnitee for any legal or other expenses reasonably incurred by such Non-Representing Stockholder Indemnitee in connection with investigating or defending any such loss, claim, damage, liability or action.
The indemnity agreement contained in this Section 6.08(a) shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Buyer or Parent (which consent shall not be unreasonably withheld), nor shall the Buyer or Parent be liable to any Non-Representing Stockholder Indemnitee in any such case for any such loss, claim, damage, liability or action
(i) to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of such Representing Stockholder Indemnitee; or supplied by another Non-Representing Stockholder or (ii) in the case of a sale directly by a Non-Representing Stockholder of Parent Shares (including a sale of such Parent Shares through any underwriter retained by such Non-Representing Stockholder engaging in a distribution solely on behalf of such Representing Stockholder), such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus, and such Non-Representing Stockholder failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Parent Shares to the Person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the Securities Act and (iii) following delivery of notice by Parent to such Non-Representing Stockholder Indemnitee of a Delay Period and such Non-Representing Stockholder Indemnitee uses the prospectus then in effect at the time of such notice.

(b) Each Non-Representing Stockholder which includes any Parent Shares in any registration statement (i) will indemnify and hold harmless Parent, each of its directors, officers and employees, any underwriter and, each Person, if any, who controls Parent or underwriter within the meaning of the Securities Act (collectively, the "Parent Indemnitees"), against any losses, claims, damages or liabilities (joint or several) to which any Parent Indemnitee may become subject under the Securities Act, or any other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by or on behalf of such Representing Stockholder expressly for use in connection with such registration and (ii) will reimburse any legal or other expenses reasonably incurred by any Parent Indemnitee in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the liability of any Representing Stockholder hereunder shall be limited to the amount of the gross proceeds received by such Non-Representing Stockholder in the offering giving rise to the Violation; and provided, further that the indemnity agreement contained in this Section shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Non-Representing Stockholder (which consent shall not be unreasonably withheld), or for untrue statements or alleged untrue statements or omissions or alleged omissions contained in a preliminary prospectus and corrected in a final or amended prospectus in which Parent failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the securities to the Person asserting any such loss, claim, damage or liability in compliance with the Securities Act.

(c) Promptly after receipt by any Parent Indemnitee or Representing Stockholder Indemnitee (collectively, the "Indemnitees") under this Section of notice of the commencement of any action (including any governmental action), such Indemnitee will, if a claim in respect thereof is to be made against any indemnifying party under this Section, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume and control the defense thereof with counsel mutually satisfactory to the parties; provided, however, that such Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such Indemnitee by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests, as reasonably determined by either party, between such Indemnitee and any other party represented by such counsel in such proceeding.
The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the Indemnitee under this Section to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to such Indemnitee otherwise than under this Section.

(d) The obligations of Parent and the Non-Representing
Stockholders under this Section shall survive the completion of any offering of Parent Shares in a registration statement whether under Sections 6.06 or 6.07 or otherwise.

(e) If the indemnification provided for in this Section 6.08 is unavailable (or insufficient) to a party that would have been an Indemnitee under this Section in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to herein for any reason other than as specified herein, then each party that would have been an indemnifying party hereunder shall, in lieu of indemnifying such Indemnitee, contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of such indemnifying party, on the one hand, and such Indemnitee, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof). The relative fault shall be determined by reference to, among other things, whether the Violation relates to information supplied by such indemnifying party or such Indemnitee and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such Violation. The parties agree that it would not be just and equitable if contribution pursuant to this Section 6.08(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above in this
Section 6.08(e) shall include any legal or other expenses reasonably incurred by such Indemnitee in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The liability of any Non-Representing Stockholder in respect of any contribution obligation of such Non-Representing Stockholder arising under this Section 6.08(e) shall not in any event exceed an amount equal to the gross proceeds to such Non-Representing Stockholder from the disposition of the Parent Shares disposed of by such Representing Stockholder pursuant to such registration.

(f) "Violation" means, with respect to any registration statement which includes any of the Parent Shares:

   (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or

   (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

6.09 Registration Expenses. The Buyer will cause the Parent to pay all costs, fees and expenses incident to the Buyer's and Parent's performance of or compliance with Sections 6.06 and 6.07 including, without limitation, (a) all registration and filing fees, including NASD filing fees, (b) fees and expenses of compliance with securities or blue sky laws, including reasonable fees and disbursements of Parent's counsel in connection therewith, (c) printing expenses (including, without limitation, expenses of printing certificates for Parent Shares and of printing prospectuses), (d) fees and disbursements of Parent's counsel and (e) fees and disbursements of all independent certified public accountants of Parent and all other Persons retained by Parent in connection with the Registration Statement.

6.10 Financing. Subject to the terms and conditions of the order granting approval of this acquisition by the SEC under PUHCA, from time to time after the Closing Date until the end of the third Fiscal Year after the Closing Date, the Buyer shall provide the Company with an infusion of growth capital, which unless otherwise agreed by the Buyer shall be in the form of a guarantee by it and Parent of the Company's indebtedness, in such amounts, and only such amounts, that are specifically contemplated by the Company Business Plan and have been approved by Parent's board of directors; it being understood, that the terms of any new credit facility to be entered into by the Company in accordance with such operating plan must also be approved by the Company's board of directors.

6.11 Satisfaction of Indebtedness. After the Closing the Buyer shall use its best efforts to cause up to $85 million of the Company's Indebtedness for Borrowed Money to be refinanced unless otherwise agreed by the Buyer and the Representing Stockholders. "Indebtedness for Borrowed Money" means only those facilities whose principal terms are accurately described on Schedule 6.11.

6.12 Right of First Offer. (a) The Buyer hereby grants to the Representing Stockholders collectively the right of first offer described in Section 6.12(a)(i) through (iii) below exercisable in connection with any proposed Corporate Transaction (as defined below) after the Closing Date. As used herein, the term "Corporate Transaction" shall mean (X) any sale of all of the capital stock of the Company, (Y) any consolidation or merger of the Company with or into any other corporation or other entity, other than any merger or consolidation resulting in which Parent or an Affiliate of Parent remains the ultimate owner of the Company, or (Z) any sale or other disposition by the Company of all or substantially all of its assets. The right of first offer described herein shall not apply to any transaction that includes both the Company and other
Subsidiaries or assets of Parent.

   (i) If Parent determines to engage in a Corporate Transaction, it shall give written notice (the "Corporate Transaction
   Notice") of such transaction to the Representing Stockholders.

   If the Representing Stockholders wish to make an offer for a Corporate Transaction, they shall, not later than ten Business Days after the giving of the Corporate Transaction Notice (the "Offer Period"), give written notice (an "Offer Notice") to Parent stating the proposed consideration per share, the terms of payment of such consideration and all material terms of such Corporate Transaction. The Offer Notice shall constitute a binding offer by the Representing Stockholders to enter into the Corporate Transaction described in the Offer Notice with Parent, subject to the completion of definitive documentation.

   (ii) If Parent accepts the offer of the Representing Stockholders within the Offer Period, Parent and Representing Stockholders shall use diligent efforts to negotiate a binding definitive agreement for the Corporate Transaction, on the terms offered by the Representing Stockholders in the Offer Notice, within 30 days after the giving of the Offer Notice.

   (iii) If the offer stated in the Offer Notice has not been accepted by Parent within the Offer Period, or if Parent and the Representing Stockholders are unable to negotiate a binding agreement for a Corporate Transaction within 30 days after delivery of the Offer Notice, then Parent shall be free to consummate a Corporate Transaction with another party at a price and on other terms not less favorable as to price, and not materially less favorable as to other terms, to Parent than the price and other terms described in the Offer Notice; provided, however, that such transaction must be consummated within 180 days after expiration of the latest applicable period specified in Section 6.12(b) above. If such transaction is not consummated within such 180 day period then Parent shall be required to comply with the terms of this Section 6.12 again, prior to consummating any Corporate Transaction.

(b) If the Representing Stockholders do not exercise their collective right of first offer and the Buyer engages in a Corporate Transaction with a third party, on the date such third party transaction closes (the "Corporate Transaction Closing Date"), the Buyer shall direct the Escrow Agent to distribute the entire Escrow Fund, less any amounts reserved for indemnification pursuant to Section 11.06, to the Representing Stockholders, pro-rata in accordance with their ownership interest set forth in a schedule to the Escrow Agreement. In such case, the Deferred Exchange Ratio will be calculated as of the Corporate Transaction Closing Date, if a Switchover Event has not occurred, or as of the Closing Date, if a Switchover Event has occurred and a Representing Stockholder has elected to receive the consideration identified in Section 1.02(i)(y)(A). If a Switchover Event has occurred and a Representing Stockholder has elected to receive the consideration identified in Section 1.02(i)(y)(B), the Escrow Agent shall deliver the amount specified therein based on the Average Parent Stock Price and the fair market values as of the Corporate Transaction Closing Date. In addition, on the Corporate Transaction Closing Date the Buyer shall cause Parent to issue to the Representing Stockholders, pro-rata in accordance with their ownership interest set forth on Exhibit A, that number of Possible First Additional Shares as would be issuable assuming that the Company's EBIT equaled the Target EBIT for any of the remaining Fiscal Years; it being understood, that there will be no retroactive assumption for

Fiscal Years for which Parent Shares have previously been issued in accordance with Section 2.01. In such case, the Average Parent Share Price shall be determined as of the last day of the most recent Fiscal Year. If necessary, Parent Shares distributed or issued in accordance with this Section 6.12(b) will contain appropriated restrictive legends and a Representing Stockholder will appoint a Purchaser Representative (as defined under Rule 501 of the Securities
Act)

6.13    Negotiations with Other Persons.  During the Interim
Period neither the Company or any of the Sellers will, and the Company will not permit any of its officers, directors or other representatives, to initiate, encourage the initiation by others, or participate in any discussions or negotiations or enter an agreement with any other Persons, relating to the sale or other disposition of any of the capital stock of the Company or any assets of the Company, and will promptly notify Parent if any Person initiates such discussions or negotiations.

6.14    Takeover Statutes.  If any "fair price," "moratorium,"
"control share acquisition," "business combination," "stockholder protection," "interested shareholder" or other similar antitakeover statute or regulation enacted under state or federal law shall become applicable to the transactions contemplated hereby, each of the Sellers and the Buyer shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

6.15 Board of Directors. The Representing Stockholders shall cause each member of the Board of Directors of the Company and each Company Subsidiary to resign effective as of the Closing Date.

6.16 Stockholder Representatives. (a) From the date hereof and without further act of any Seller, the Stockholder Representatives are hereby appointed as agents and attorneys-in-fact for each Seller, for and on behalf of each such Seller, with full power and authority to represent the Sellers and their successors with respect to all matters arising under this Agreement, the Escrow Agreement and the Expense Fund, and all actions taken by the Stockholder
Representatives hereunder shall be binding upon such Sellers and their successors as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, the Stockholder Representatives shall have full power and authority, on behalf of all the Sellers and their successors, to interpret all the terms and provisions of this Agreement, to assist the Company in negotiating the terms of this Agreement, to waive any condition on behalf of the Sellers under Section 8 hereof, to terminate this Agreement on behalf of the Sellers pursuant to Section 10 hereof, to incur expenses in connection with their duties and actions hereunder as Stockholder Representatives, to expend funds to pay those expenses, to direct the Escrow Agent to disburse the Expense
Fund to pay those expenses directly or to reimburse one or more of the Stockholder Representatives who paid such expenses, to specify the expenses of this transaction to be paid by the Company and advanced by the Buyer in accordance with Section
6.17,to require additional amounts to be added to the Expense
Fund, to dispute or fail to dispute any claims of Damages against the Escrow Fund made by an indemnified party, to assert claims of Damages against any indemnifying party, to negotiate and compromise any dispute which may arise under this Agreement, to sign any releases or other documents with respect to any such dispute, and to authorize delivery of any amounts pursuant to the Escrow Fund or any other payments to be made with respect thereto. All determinations of the Stockholder Representatives shall be decided by a majority thereof.

(b) The Stockholder Representatives, or any successors hereafter appointed, may resign and shall be discharged of their duties hereunder upon the appointment of any successor Stockholder Representatives as hereinafter provided. In case of such resignation, or in the event of the death or inability to act of a Stockholder Representative, a successor shall be named from among the Representing Stockholders by a majority of the persons listed on Schedule 6.16(b). Each such successor Stockholder Representative shall have all the power, authority, rights and privileges hereby conferred upon the initial Stockholder Representatives, and the term "Stockholder Representatives" as used herein shall be deemed to include such successor Stockholder Representatives.

(c) In performing any of their duties under this Agreement, or upon the claimed failure to perform their duties hereunder, the Stockholders Representatives shall not be liable to the Sellers for any damages, losses or expenses which they may incur as a result of any act, or failure to act under this Agreement; provided, however, that the Stockholder Representatives shall be liable to the Sellers for damages arising only out of actions or omissions that both (i) were taken or omitted not in good faith and (ii) constituted willful default or gross negligence under this Agreement. Accordingly, the Stockholder Representatives shall not incur any such liability to the Sellers with respect to (i) any action taken or omitted to be taken in good faith upon advice of their counsel given with respect to any questions relating to the duties and responsibilities of the Stockholder Representatives hereunder; or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement, the Escrow Agreement or the Escrow Fund, not only as to its due execution and to the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Stockholder Representatives shall in good faith believe to be genuine, to have been signed or presented by the purported proper person or persons and to conform with the provisions of this Agreement, the Escrow Agreement and the Escrow Fund. The limitation of liability provisions of this
Section 6.16(c) shall survive the termination of this Agreement and the resignation of the Stockholder Representatives but shall in no way limit the liability of the Sellers towards Parent or the Buyer under the terms of this Agreement. The Sellers shall severally indemnify the Stockholder Representatives and hold them harmless against any loss, liability or expense (including any expenses of legal counsel retained by the Stockholder Representatives) incurred without willful default, gross negligence or bad faith on the part of the Stockholder Representatives and arising out of or in connection with the acceptance or administration of their duties hereunder.

(d) Each Seller acknowledges and agrees that the Buyer is entitled to rely on, and that the Sellers shall be bound by, any statement or agreement made by the Stockholder
Representatives on their behalf in accordance with this Agreement.

(e) Each Representing Stockholder hereby agrees that the Stockholders Representatives shall be entitled to require an additional payment to the Escrow Agent of cash to replenish the Expense Fund in the event that it has been expended in accordance with Section 1.09(c) and that, within 30 days of notice of such requirement, each Representing Stockholder shall pay his or her pro rata share of such additional requirement to the Escrow Agent.

6.17 Sellers' Expenses. Any prior agreement to the contrary notwithstanding, the Sellers shall be obligated to pay (a) the fees and expenses of the Company described in Section 2.03(d)(i)(X),
(Y) and (Z) in excess of $729,000 and (b) the balance of the amount owed by the Company as a result of the repurchase of Shares in connection with the settlement of the matter described on
Schedule 3.06(o). The Company shall pay for those fees and expenses up to of $729,000. On the Closing Date, the Buyer agrees to advance the payment of those expenses, plus any other expenses of the Sellers incurred in connection with this Agreement, in each case which are evidenced as owed to third parties in excess of $729,000. The Sellers acknowledge that this amount will be proportionally deducted from what would have otherwise been the numerators in the definitions of Current Exchange Ratio and Deferred Exchange Ratio and will therefore reduce the number of Parent Shares delivered on the Closing Date to the Non-Representing Stockholders and to the Escrow Agent on behalf of the Representing Stockholders.

6.18 Real Property. Prior to the Closing, the Company shall dispose of its interest in 221 Danbury Road LLC.

6.19 Rule 144. With a view to making available to the Representing Stockholders the benefits of Rule 144 promulgated under the Securities Act ("Rule 144") and any other rule or regulation of the SEC that may at any time permit a Representing Stockholder to sell securities of the Parent to the public without registration, the Buyer shall cause the Parent to:

(a) use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144, at all times; and

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Parent under the Securities Act.

6.20 Tax Matters. Each Seller agrees to provide Parent or the Buyer documentation reasonably requested by Parent or the Buyer in connection with an audit or inquiry by a taxing authority of Parent or the Buyer or the parent of any consolidated group of corporations to which Parent or the Buyer becomes a member evidencing the payment of all Taxes payable, if any, by such Seller in respect of the consideration received by such Seller pursuant to this Agreement. The Buyer and each Seller agrees, and the Buyer agrees to cause Parent to, to treat the transaction contemplated by this Agreement as a reorganization described in Section 368(a)(1)(B) of the Code for federal income tax purposes.

6.21 Representing Stockholder Matters. The Representing Stockholders agree that any amounts owed by the Company or the Buyer as a result of the settlement of the matter described on Schedule 3.06(o) in excess of those amounts already being paid by the Buyer on behalf of the Sellers pursuant to Section 6.17, will be deducted pro-rata from the amount of any additional Parent Shares they are otherwise entitled to receive pursuant to Section 2.

7. Conditions to Each Party's Obligations. The respective obligation of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

7.01 Litigation. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the transactions contemplated by this Agreement.

7.02 Escrow Agreement. The Escrow Agreement shall have been executed in substantially the form attached as Exhibit C.

8. Conditions to Obligations of the Sellers. The obligations of the Sellers hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by the Sellers, but only in writing):

8.01 Representations, Warranties, Covenants and Agreement of the Buyer. The representations and warranties of the Buyer in
Section 5 that are qualified by materiality shall be true and correct in all respects, and the representations that are not so qualified shall be true and correct in all material respects, in all cases as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of the Closing Date, except where the failure to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on Parent. The Buyer shall have duly performed and complied in all material respects with all agreements and covenants contained herein required to be performed or complied with by it at or before the Closing.

8.02 Officer's Certificate. (a) The Buyer shall have delivered to the Sellers a certificate dated as of the Closing Date and signed by its President or a Vice President as to the fulfillment of the conditions set forth in Section 8.01 hereof.

(b) The Buyer shall deliver a certificate dated as of the Closing Date and signed by an officer of the Buyer certifying that attached to such certificate is a true, correct and complete copy of each order issued by the Securities and Exchange Commission granting authority to consummate the transactions contemplated hereby.

8.03 Opinion of Counsel. The Sellers shall have received from counsel for Parent an opinion regarding the validity of the Parent Shares to their reasonable satisfaction.

8.04 Regulatory Approval. All regulatory authorizations set forth in Section 4.04 hereof required for the consummation of the transactions contemplated by this Agreement shall have been received and shall be final and shall not contain any terms or conditions which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company.

8.05 Absence of Litigation. No order, stay, judgment or decree shall have been issued and be in effect by any court restraining or prohibiting the Closing and no action, suit or proceeding shall be pending (or threatened by any governmental or regulatory body) seeking to restrain or prohibit or questioning the validity or legality of the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith.

8.06    Absence of Material Adverse Change on Parent.
There shall not have been any Material Adverse Change on Parent since the date hereof.

9. Conditions to Obligations of the Buyer. The obligations of the Buyer hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by the Buyer, but only in writing):

9.01 Representations, Warranties, Covenants and Agreements of the Company, the Representing Stockholders and the Sellers. The representations and warranties of the Company, Representing Stockholders and the Sellers in Sections 3 (other than Section 3.03) and 4.05 that are qualified by materiality shall be true and correct in all respects, and the representations that are not so qualified shall be true and correct in all material respects, in all cases as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of the Closing Date, except where the failure to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The representations and warranties of the Sellers in Sections 4.01, 4.02, 4.03 and 4.04 and of the Company and Representing Stockholders in Section 3.03 shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of the Closing Date. The Company, the Sellers and the Representing Stockholders shall have duly performed and complied in all material respects with all agreements and covenants contained herein required to be performed or complied with by them at or before the Closing.

9.02    Officer's Certificate.  The Sellers and the Representing
Stockholders shall have delivered to the Buyer a certificate, dated the Closing Date and signed by the Stockholder Representatives, as to the fulfillment of the conditions set forth in Section 9.01 hereof.

9.03 Regulatory Approval. All regulatory authorizations set forth in Section 5.04(b) required for the consummation of the transactions contemplated by this Agreement shall have been received and shall be final and shall not contain any terms or conditions which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company or place any undue burden or adversely affect Parent's businesses, other than the businesses of the Company, or the benefits expected to be realized by Parent as a result of the acquisition of the Company.

9.04 Consents. Any and all consents, permits, approvals and other actions of any person, required for the consummation of the transactions contemplated by this Agreement, shall have been received, and shall be in full force and effect and shall not contain any terms or conditions which, individually or in the aggregate, are reasonably likely to have a Material Adverse
Effect on the Company.

9.05 Absence of Material Change. There shall not have been any Material Adverse Change on the Company since the date hereof, except as a result of a reduction in financing volume directly and solely attributable to the length of time associated with the approvals contemplated under Section 5.04(b)(ii).

9.06 Employment Agreements. The Buyer shall have entered into an Employment Agreement with each of Messrs. Sprole, Hoegler and Parker in substantially the form attached as Exhibit D.

9.07 Resignations. The Buyer shall have received evidence to its satisfaction of the resignations required by Section 6.15.

9.08 Receipt of Shares. The Buyer shall have received from the Sellers a certificate or certificates evidencing all of the issued and outstanding Shares, or lost certificate affidavits and if required by Parent, the posting of a reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such lost certificate, as the case may be, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, with all signatures guaranteed and with any requisite stock transfer tax stamps properly affixed thereto.

9.09 Company Options. The holder of each outstanding Company Option shall have exercised such option in full and in the case of the Optionees, shall have executed and became a party to this Agreement as either a Representing Stockholder or a Non-
Representing Stockholder in accordance with the descriptions set forth in the Recitals to this Agreement and the placement of his or her name on Exhibit A or Exhibit B, as applicable.

10.     Termination of Agreement.

10.01 Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned upon the occurrence of any of the following:

(a) At any time prior to the Closing Date by mutual written consent of the Parties; or

(b) by the Stockholder Representatives if:

   (i) the Closing has not occurred on or before the close of business on April 30, 2001 (the "Termination Date") (provided that, if the sole reason the Closing has not occurred is the failure to receive approval or disapproval of the transaction contemplated by this Agreement from the SEC under PUHCA, then the Termination Date shall be June 30, 2001, or such later date as mutually agreed by the Buyer and the Stockholder Representatives), unless the failure of such occurrence shall be due to the failure of the Company or any Seller to perform or observe in any material respect any covenant or agreement to be performed or observed by it at or before the Closing Date;

   (ii) there has been a breach of any representation, warranty, covenant or agreement made by the Buyer in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that
   Section 8.01 would not be satisfied and such breach or conditions is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Stockholder Representatives to the Buyer; and

   (iii) any order permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby shall become final and non-appealable.

(c) by the Buyer if:

   (i) the Closing has not occurred on or before the Termination Date (provided that, if the sole reason the Closing has not occurred is the failure to receive approval or disapproval of the transaction contemplated by this Agreement from the SEC under PUHCA, then the Termination Date shall be June 30, 2001, or such later date as mutually agreed by the Buyer and the Stockholder Representatives), unless the failure of such occurrence shall be due to the failure of the Buyer to perform or observe in any material respect any covenants or agreements to be performed or observed by it at or before the Closing Date;

   (ii) there has been a breach of any representation, warranty, covenant or agreement made by the Company or any Representing Stockholder or Seller in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 9.01 would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Buyer to the Stockholder Representatives; or

   (iii) any order permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby shall become final and non-appealable.

10.02 Limitation on Right to Terminate; Effect of Termination. If this Agreement is terminated as permitted under
Section 10.01 hereof, this Agreement shall thereafter become void and have no effect and no Party shall have liability to any Party, or any shareholder, director, officer, employee, agent, servant, consultant or representative of such Party except for the obligations of the Parties hereto contained in this Section 10.02 and Section 12.03; except to the extent that such termination results from the willful or intentional breach by any Party hereto of any representation, warranty, covenant or agreement hereunder. Notwithstanding the foregoing, if the Closing does not occur, the Company will be the sole Party responsible for, and will indemnify the Buyer against, any willful or intentional breach by any Seller of the representations and warranties contained in Section 3.

11.    Survival; Indemnification.

11.01   Survival of Representations and Warranties.
The representations and warranties set forth in Section
3, Section 4 and Section 5 shall survive the Closing until the first anniversary of the Closing Date, except that the representations and warranties contained in Sections 3.03, 3.04(b), 4.01, 4.02, 4.03, 4.04 and 5.02 shall survive forever and the representations and warranties contained in Sections 3.07(c), 3.13(b) and 3.16 shall survive until 90 days following the expiration of the applicable statute of limitations. This
Section 11.01 shall not limit any covenants or agreements of the Parties hereto that by their terms contemplated performance after the Closing Date.

11.02 General Indemnity. (a) Subject to the terms and conditions of this Section 11, the Representing Stockholders and, solely with respect to the representations and warranties contained in sections 4.01, 4.02, 4.03 and 4.04, the Sellers, agree to severally indemnify, defend and hold the Buyer and its officers, directors, advisors, Affiliates (including after the Closing, the Company), agents, employees and each Person, if any, who controls or may control the Buyer within the meaning of the Securities Act (the "Buyer Indemnified Group") harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties and reasonable attorneys' fees and expenses (hereinafter collectively called
"Damages"), asserted against, resulting to, imposed upon or incurred or suffered by any of the Buyer Indemnified Group, by reason of, resulting from or arising out of:

   (i) a breach of any representation or warranty of the Company or any Representing Stockholder or Seller contained in or made pursuant to this Agreement; and

   (ii) any breach of any covenant or agreement of the Company or any Representing Stockholder or Seller contained in or made pursuant to this Agreement.
   The Representing Stockholders acknowledge that the Company shall not be liable for any Damages resulting from breaches of any representation or warranty contained in Section 3 and that, subject to Section 11.04 and 11.05, such Damages shall be the sole responsibility of the Representing Stockholders.

(b) Subject to the terms and conditions of this Section 11, the Buyer shall indemnify, defend and hold the Representing
Stockholders harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by them by reason of or resulting from or arising out of:

   (i) a breach of any representation or warranty of the Buyer contained in or made pursuant to this Agreement; or

   (ii) any breach of any covenant or agreement of the Buyer contained in or made pursuant to this Agreement.

11.03 Conditions of Indemnification for Third Party Claims. The respective obligations and liabilities of the Representing Stockholders and the Sellers, on the one hand, and the Buyer, on the other hand (herein sometimes called the "indemnifying party"), to the other (herein sometimes called the "party to be indemnified" or the "indemnified party") under
Section 11.02 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

   (i) within 30 days after receipt of notice of commencement of any action or the assertion of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading (provided that failure so to notify the indemnifying party of the assertion of a claim within such period shall not affect its indemnity obligation hereunder except as and to the extent that such failure shall adversely affect the defense of such claim), and the indemnifying party, with the approval of the indemnified party, shall have the right to undertake the defense thereof by representatives of its own choosing;

   (ii) in the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof with counsel reasonably acceptable to the indemnified party;

   (iii) anything in this Section 11.03 to the contrary notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to compromise or settle such claim, but
   (ii) the indemnified party shall not, without the prior written consent of the indemnifying party, settle or compromise any claim or content to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnifying party a release from all liability in respect of such claim; and

   (iv) in connection with any such indemnification, the indemnified party will cooperate in all reasonable requests of the indemnifying party.

          In the event that the "indemnifying party" or the "party to be indemnified" as described in this Section 11.03 is the Representing Stockholders as a group, then any notices required to be given to or by, and all other actions or decisions required to be taken or made by, such "indemnifying party" or the "party to be indemnified" as provided in this
Section 11.03, may be given to or by, or may be taken or made by, the Stockholder Representatives.

11.04 Basket for Damages. Anything to the contrary contained in this Agreement or any other document or instrument to be executed and delivered in connection herewith notwithstanding, except with respect to the representations and warranties contained in Sections 3.03, 4.01, 4.02, 4.03, 4.04, 5.01, 5.02, 5.04(b) and 5.07 for which the Basket and Cap shall not apply, (i) an indemnifying party shall not be liable to an indemnified person for breaches of its representations or warranties herein unless and until all claims for Damages exceeds $250,000 (the "Basket"), in which case the indemnified party shall be entitled to indemnification for Damages in excess of the Basket and (ii) the maximum amount that may be recovered from the Sellers (including the Representing Stockholders) on the one hand, or the Buyer on the other, for Damages resulting from breaches of its representations and warranties herein shall be $5,000,000 (the
"Cap").

11.05 Escrow Fund. Except for Damages resulting from breaches of the representations and warranties in Sections 4.01, 4.02, 4.03 or 4.04, any claim for Damages resulting from a breach of any representation or warranty hereunder, if asserted by any member of the Buyer Indemnified Group, shall be satisfied solely out of the Escrow Fund in either Parent Shares or cash as a result of the sale thereof and in accordance with Section 11.06, pro-rata in accordance with the ownership interests of each Representing Stockholder set forth in an exhibit to the Escrow
Agreement. Except for Damages resulting from breaches of the representations and warranties in Sections 3.03, 4.01, 4.02,
4.03 or 4.04, no Seller (including any Representing
Stockholder) shall have any liability beyond such Seller's interest in the amount in the Escrow Fund and at such time as the Escrow Fund has been distributed in accordance with the terms of this Agreement and the Escrow Agreement the Buyer and any member of the Buyer Indemnified Group shall have no further recourse against any Seller for Damages resulting from any breach of a representation or warranty.

11.06 Indemnification Procedures. For Damages claimed against the Escrow Fund in accordance with Section 11.05, upon delivery to the Stockholder Representatives and the Escrow Agent on or before the last day of the applicable survival period set forth in Section 11.01 of a certificate signed by the Buyer (an "Indemnity Certificate"):

(a) stating that Damages exist in an aggregate amount greater than $250,000; and

(b) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation or breach of representation, warranty, covenant or agreement made by the Sellers or the Representing Stockholders under this Agreement, the Escrow Agent shall remove for the benefit of the Buyer, proportionally from the Parent Shares otherwise distributable on the first, second and third anniversaries of the Closing Date, a portion of the Escrow Fund having a value based on the Average Parent Share Price on the date the claim for indemnity is made equal to such Damages in accordance with the Escrow Agreement until there has been a Final Determination of the dispute. A "Final Determination" shall mean (i) in the case of Damages resulting from a third party claim, a written compromise or settlement signed by the parties thereto, or an order, decree, or judgment of a court of competent jurisdiction, or (ii) in the case of Damages not resulting from a third party claim (x) if the

Stockholder Representatives have not delivered the objection notice referred to in Section 11.07(a), such Indemnity Certificate, or (y) if the Stockholder Representatives have delivered the objection notice referred to in Section 11.07(a), either (A) the memorandum setting forth their agreement, (B) the arbitration award referred to in Section 11.07(b) or (C) an order, decree or judgment of a court of competent jurisdiction, as applicable. Upon notice to the Escrow Agent of a Final Determination setting forth the amount of the damages, the Escrow Agent shall provide notice of the Final Determination to the Buyer and the Stockholder Representatives and distribute fourteen days thereafter to the member of the Buyer Indemnified Group an amount of Parent Shares, if any, equal to such Final Determination of Damages and shall release back into the general Escrow Fund any excess Parent Shares held by it.

11.07 Resolution of Conflicts; Arbitration. (a) In case the Stockholder Representatives disagree with any claim or claims asserted in the Indemnity Certificate, they shall deliver to the Buyer and the Escrow Agent a notice of objection, setting forth in reasonable detail the reason(s) for the objection, within 15 days after receipt thereof. The Buyers shall have 15 days after receipt of an objection to respond in a written statement to the objection. If after such 15 day period there remains a dispute as to any claims, the Stockholder Representatives and the Buyer shall attempt in good faith for 30 days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representatives and the Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

(b) If no such agreement can be reached after good faith negotiation, either the Buyer or the Stockholder Representatives may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within 15 days after such written notice is sent, the Buyer on the one hand and the Stockholder Representatives on the other shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Indemnity Certificate shall be binding and conclusive upon the Parties to this Agreement.

(c)   Judgment upon any award rendered by the
arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Philadelphia, Pennsylvania under the commercial rules then in effect of the American Arbitration Association. For purposes of this
Section 11.07, in any arbitration hereunder in which any claim or the amount thereof stated in an Indemnity Certificate is at issue, with respect to the fees of each arbitrator, the administrative fee of the American Arbitration Association and the expenses, including attorneys' fees and costs, reasonably incurred by the parties to the arbitration, the Party who is claiming monetary damages shall be responsible for paying the percentage of the claimed amount not awarded to that Party, and the other Party will pay the remaining amount.

12.    Miscellaneous.

12.01 Modification; Waiver. This Agreement may be modified, amended or supplemented only by a written instrument executed by the Buyer and the Stockholder Representatives. The failure of any Party to enforce or insist upon compliance with any of the terms or conditions of this Agreement shall not constitute a general waiver or relinquishment of any such terms or conditions, but the same shall be and remain at all times in full force and effect.

12.02 Entire Agreement. This Agreement including the schedules and exhibits hereto, constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes any and all other prior understandings, letters, contracts or agreements, representations or warranties, oral or written, among the Parties hereto in respect of the subject matter of this Agreement.

12.03 Expenses. Whether or not the transactions contemplated herein shall be consummated, each Party shall (except as otherwise specifically provided herein) pay its own expenses incident to the preparation and performance of this Agreement, including broker's fees and commissions.

12.04 Rights and Remedies. The rights and remedies granted under this Agreement shall not be exclusive rights and remedies, but shall be in addition to all other rights and remedies available at law or in equity.

12.05 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the Business Day of such delivery (as evidenced by the receipt of the personal delivery service), (b) if mailed certified or registered mail return receipt requested, four (4) Business Days after being mailed, (c) if delivered by overnight courier (with all charges having been prepaid), on the Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (d) if delivered by facsimile transmission, on the Business Day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day (as evidenced by the printed confirmation of delivery generated by the sending
party's telecopier machine).    All such notices, requests,
demands and other communications shall be sent to the following addresses or facsimile numbers as applicable:

       If to the
       Company:
                    Leasing Technologies International, Inc.
                    221 Danbury Road
                    Wilton, CT  06847
                    Attn: F. Jared Sprole
                    Fax. No. (203) 563-1112

       Copies to:  Parker Chapin LLP
                   The Chrysler Building
                   405 Lexington Avenue
                   New York, NY  10174
                   Fax No. (212) 704-6288
                   Attn:  Michael A. Leichtling, Esq.



       If to the
       Sellers, the Representing
       Stockholders or the
       Stockholder Representatives:    F. Jared Sprole
                                       c/o Leasing Technologies
                                          International, Inc.
                                       221 Danbury Road
                                       Wilton, CT  06847
                                       Fax. No. (203) 563-1112

                                       George A. Parker
                                       c/o Leasing Technologies
                                       International, Inc.
                                       221 Danbury Road
                                       Wilton, CT  06847
                                       Fax. No. (203) 563-1112

                                       Arnold J. Hoegler
                                       c/o Leasing Technologies
                                       International, Inc.
                                       221 Danbury Road
                                       Wilton, CT  06847
                                       Fax. No. (203) 563-1112

                                       Hugh M. Baum
                                       c/o Leasing Technologies
                                       International, Inc.
                                       221 Danbury Road
                                       Wilton, CT  06847
                                       Fax. No. (203) 563-1112


     Copies to:     Parker Chapin LLP
                    The Chrysler Building
                    405 Lexington Avenue
                    New York, NY  10174
                    Fax No. (212) 704-6288
                    Attn:  Michael A. Leichtling, Esq.

     If to the Buyer:

                    Allegheny Energy, Inc.
                    10435 Downsville Pike
                    Hagerstown, MD  21740-1766
                    Fax No. (301) 665-2736
                    Attn:  Paul M.  Barbas, President

                    Allegheny Ventures, Inc.
                    10435 Downsville Pike
                    Hagerstown, MD  21740-1766
                    Fax No. (301) 790-6131
                    Attn:  Elena Kehres

                    Allegheny Energy, Inc.
                    10435 Downsville Pike
                    Hagerstown, MD  21740-1766
                    Fax No. (301) 790-6460
                    Attn:  Anthony Wilson, Esq.

     Copies to:     Sullivan & Cromwell
                    125 Broad Street
                    New York, NY  10004
                    Fax No. (212) 558-3588
                    Attn:  Joseph B. Frumkin, Esq.

12.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party hereto without the prior written consent of the other Party. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as aforesaid, nothing in this agreement, express or implied, is intended to confer upon any person other than the Parties hereto and their said successors and assigns, any rights, remedies or obligations under or by reason of this Agreement.

12.07 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

12.08 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures(s).

12.09 Headings. The article and section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

12.10   Governing Law; Submission to Jurisdiction; Selection of Forum.
(a) This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Delaware, without reference to the conflict of laws principles thereof.
Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this agreement or the transactions contained in or contemplated by this agreement, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the District of Delaware (the "Chosen Court") and (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with
Section 12.06 of this Agreement.

(b) Notwithstanding the provisions of Section 12.10(a) and subject to Section 11.07(c), the Parties agrees to submit any dispute between them to binding arbitration and such dispute shall be settled by arbitration conducted by three arbitrators. The Buyer on the one hand and the Stockholder Representatives on the other shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators so selected shall select a third arbitrator. The decision of the arbitrators shall be binding and conclusive upon the Parties to this Agreement. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Philadelphia, Pennsylvania under the commercial rules then in effect of the AAA. For purposes of this Section 12.10(b), in any arbitration hereunder in which any claim or the amount thereof is at issue, with respect to the fees of each arbitrator, the administrative fee of the American Arbitration Association and the expenses, including attorneys' fees and costs, reasonably incurred by the parties to the arbitration, the Party who is claiming monetary damages shall be responsible for paying the percentage of the claimed amount not awarded to that Party, and the other Party will pay the remaining amount.

12.11 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any item disclosed in the Company Disclosure Schedule (as defined hereinafter) under any specific section number thereof or disclosed in reference to any specific section hereof, shall be deemed to have been disclosed by the Company for all purposes of this Agreement in response to other sections of the Company
Disclosure Schedule to the extent but only to the extent that such disclosure is specifically cross-referenced to such other section(s).

12.12 Absence of Third-Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other person or entity, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

12.13 Effect of Schedules. Notwithstanding anything to the contrary contained in this Agreement or in any of the schedules to this Agreement, any information disclosed in one of such schedules shall be deemed to be disclosed in any other schedules if in accordance with Section 12.11.

12.14 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this agreement authorized as an agent, employee or legal representative of any other party. No Party will have the power to control the activities and operations of any other, and the parties' status is, and at all times, will continue to be, that of independent contractors with respect to each other. No Party will have any power or authority to bind or commit any other. No Party will hold itself out as having any authority or relationship in contravention of this section.

13.     Definitions.

13.01   AAA.  As defined in Section 11.07(c).

13.02 Affiliate. As applied to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person.

13.03   Average Parent Share Price.  As defined in Section 1.03(a).

13.04   Balance Sheet.  As defined in Section 3.17.

13.05 Benefit Plans. All bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment and termination agreements, policies or arrangements covering current or former Employees, including, but not limited to, "employee benefit plans" within the meaning of
Section 3(3) of ERISA.

13.06 Business Day. Any day other than a Saturday, a Sunday or a day on which banks in any of Hagerstown, Maryland or New York, New York are authorized or obligated by law or executive order to close or a day on which the New York Stock Exchange is not open for trading.

13.07   Buyer.  As defined in the Preamble.

13.08   Code.  As defined in the Recitals.

13.09   Company.  As defined in the Preamble.

13.10   Company Business Plan.  As defined in the Section 2.03(d).

          13.11   Company Options.  As defined in Section 1.07.

          13.12   Company Subsidiary.  As defined in Section 3.05(a).

          13.13   Contracts.  As defined in Section 3.04(a).

          13.14   Current Exchange Ratio.  As defined in Section 1.03(b).

          13.15   Deferred Exchange Ratio.  As defined in Section 1.03(c).

          13.16   Delay Period.  As defined in Section 6.06(c).

          13.17 Employee(s). Any current or former employee of the Company or any Company Subsidiary.

          13.18 ERISA. The Employee Retirement Income Security Act of 1974, as amended.

          13.19 Environmental Law. Any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of or exposure to any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or
(D) any injury or threat of injury to persons or property relating to any Hazardous Substance.

          13.20   Escrow Agent.  As defined in Section 1.09(a).

          13.21   Escrow Agreement.  As defined in Section 1.09(a).

          13.22   Extraordinary Dividend.  As defined in Section 1.02(a).

          13.23   Financial Statements.  As defined in Section 3.14.

          13.24   Fiscal Year.  As defined in Section 2.

          13.25 GAAP. Generally accepted accounting principles in the United States as of the date of this Agreement, without reference to changes therein as may otherwise be applicable to subsequent periods, consistently applied.

          13.26 Governmental Entity. Any court, tribunal, arbitrator, arbitration panel, or any governmental, administrative, or regulatory authority, agency, commission, or body or similar entity.

          13.27 Hazardous Substance. (A) Any substance that is listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum or coal product or by-product, any waste or ash, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and
(C) any other substance which is regulated by any government entity in connection with any Environmental Law.

          13.28   HSR Act.  As defined in Section 4.04.

          13.29 Intellectual Property. All intellectual property or other proprietary rights of every kind, including, without limitation, all domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightmark applications and registrations, brand names, certification marks, service marks and service mark applications and registrations, trade names, trade dress, copyright registrations, domain names, design rights, customer lists, marketing and customer information, mask works, rights, know-how, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof and tangible and intangible proprietary information or materials.

          13.30 Interim Period. The period from the date of this Agreement until and including the Closing Date.

          13.31   Laws.  As defined in Section 3.04(a).

          13.32 Legal Requirements. Any and all applicable (i) federal, state, local and foreign laws, statutes, ordinances, requirements, awards, processes, rules and regulations, (ii) judgments, orders, writs, injunctions, decrees, administrative rulings and (iii) contracts or agreements, with any Governmental Entity relating to compliance with matters described in (i) and (ii).

          13.33 Material Adverse Effect or Material Adverse Change on the Company. A material adverse effect on, or a material adverse change in, the financial condition, properties, business, results of operations or strategic business prospects of the Company and its Subsidiaries as a whole.

          13.34 Material Adverse Effect or Material Adverse Change on Parent. A material adverse effect on, or a material adverse change in, the financial condition, properties, business or results of operations of Parent and its Subsidiaries as a whole, other than (i) effects caused by changes in general economic or securities market conditions, (ii) regulatory changes or conditions that affect the energy industry in general, (iii) changes in GAAP, (iv) changes in PUHCA and (v) effects resulting from the announcement of this Agreement.

          13.35   Material Contracts.  As defined in Section 3.07.

          13.36   Non-Representing Stockholders.  As defined in the Preamble.

          13.37   Non-Representing Stockholder Consideration.  As defined in
Section 1.01.

          13.38   Parent.  As defined in the Recitals.

          13.39   Parent Shares.  As defined in the Recitals.

          13.40   Parties.  The Buyer, the Company and the Sellers.

          13.41 Permits. Any and all permits, authorizations, certificates, approvals, registrations, variances, rights of way, franchises, orders or other approvals and licenses relating to the operations of the Company or any Company Subsidiary (i) under any (x) Laws or (y) judgment or contract with any Governmental Entity relating to compliance with any Law, or
(ii) granted by any Governmental Entity.

          13.42 Person. Any individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

          13.43   Piggyback Registration.  As defined in Section 6.07(a).

          13.44 Prospectus. The prospectus included in any registration statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule
430A) or for use in any public offering, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Parent Shares and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

          13.45   Registration Statement.  As defined in Section 6.06(a).

          13.46   Representing Stockholders.  As defined in the Preamble.

          13.47   Representing Stockholder Consideration. As defined in
Section 1.02.

          13.48   SEC.  The United States Securities and Exchange Commission.

          13.49   Securities Act.  As defined in Section 5.05.

          13.50   Sellers.  As defined in the Preamble.

          13.51   Shares.  As defined in the Recitals.

          13.52   Stockholder Representatives.  As defined in Section 2.03(a).

          13.53 Subsidiary means, with respect to any Person, any other Person of which more than 50% of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or such other Person is directly or indirectly owned or controlled by such Person, by one or more of such Person's Subsidiaries or by such Person and any one or more of such Person's Subsidiaries.

          13.54   Switchover Event.  As defined in Section 1.02(a).

          13.55   Takeover Statute.  As defined in Section 3.24.

          13.56 Taxes. All federal, state, local or foreign taxes, including income, gross receipts, windfall profits, customs duties, value added, severance, property, trade, consumption, solidarity surcharge, capital, production, estimated sales, use, license, excise, franchise, employment, withholding or other taxes of any kind, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

          13.57 Tax Returns. All reports and returns required to be filed with respect to Taxes.

          IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.





                                LEASING TECHNOLOGIES
                                INTERNATIONAL, INC.


                                By:
                                   Name:
                                   Title:

                                ALLEGHENY VENTURES, INC.



                                By:
                                   Name:
                                   Title:











              [Additional Signature Pages Follow]

                   REPRESENTING STOCKHOLDERS







________________                _______________
Mary Lavelle                    F. Jared Sprole



_________________               ________________
Geoffrey Smith                  George A. Parker



_________________               _________________
Trudy Fox                       Arnold J. Hoegler



_________________               _________________
John Strahley                   William MacDonald



_________________               _________________
Kaufman & Co.                   Hugh M. Baum
     By:









         [Signature Page of Representing Stockholders]

                 NON-REPRESENTING STOCKHOLDERS



_____________________           _________________
Michael Brown                   Leona O'Flaherty




_____________________           _________________
Krohnberg Limited Partnership   Kathleen Grainger




_____________________           ____________________
William McCormack               JAG Partners
                                     By:




_____________________           _____________________
Sherman Starr                   Cook Organization Corp.
                                     By:



_________________               _________________________
Carol A. Kaufman                Coast Investments Limited B.V.
                                     By:



_____________________           _________________
Keith Brinks                    Robert Simon



                                _________________
_________________               Gwyn Williams
Sarah Sprole



       [Signature Page of Non-Representing Stockholders]

_________________               __________________________
Frank Sprole                    Oxford Venture Fund II Limited
                                     By:




_______________________         _____________________
John M. Randolph Trust (1991)   Oxford Venture Fund III
          By:                        By:



       [Signature Page of Non-Representing Stockholders]

                       List of Exhibits



Exhibit A   -   Representing Stockholders
Exhibit B   -   Non-Representing Stockholders
Exhibit C   -   Escrow Agreement
Exhibit D   -   Employment Agreement

                       List of Schedules

Schedule 3.03
Schedule 3.04(a)
Schedule 3.05
Schedule 3.06
Schedule 3.07(b)
Schedule 3.07(c)
Schedule 3.08
Schedule 3.09(a)
Schedule 3.10(a)
Schedule 3.10(c)
Schedule 3.11
Schedule 3.12
Schedule 3.13(a)
Schedule 3.15
Schedule 3.16(c)
Schedule 3.16(e)
Schedule 3.16(f)
Schedule 3.16(g)
Schedule 3.17
Schedule 3.20
Schedule 3.21
Schedule 6.01
Schedule 6.11
Schedule 6.16(b)

                                                      Exhibit A

                   REPRESENTING STOCKHOLDERS

Current                   No. of               Options
Stockholders              Common               Granted

F. Jared Sprole*
George A. Parker*
Arnold J. Hoegler*
William MacDonald
Hugh M. Baum*
Kaufman & Co.
Geoffrey Smith
John Strahley
Trudy Fox
Mary Lavelle
                       505,226 total        211,750 total




                               Options
     Optionees                 Granted

     Richard  Livingston
     Max LaCounte
     Barbara Hughes
     Craig Harrer
     Frank Burke
     Michael Armstrong
     Diane Hernandez
     Robyn Bowers
     Catherine Ogle
     Kathy Lenahan
                               99,000 total


*For estate and financial planning purposes, these individuals shall be permitted to assign some of the Shares held by them prior to the Closing to a special purpose entity that remains in their control.

                                                      Exhibit B



                 NON-REPRESENTING STOCKHOLDERS



Current                   No. of               Options
Stockholders              Common               Granted

Frank Sprole
Sarah Sprole
Carol A. Kaufman
Leona O'Flaherty
Kathleen Grainger
JAG Partners
Cook Organization Corp.
Coast Investments Limited
B.V.
Robert Simon
Gwyn Williams
Oxford Venture Fund II
Limited
Oxford Venture Fund III
John M. Randolph
Trust (1991)
Keith Brinks
Sherman Starr
William McCormack
Krohnberg Lmtd.
Ptnshp.
Michael Brown
                       519,212 total         3,000 total

                          Options
     Optionees            Granted

Sumner Kaufman
John Randolph
Cornelius Ryan
Robert Sherman
James Riling
Nancy Chiapetta
Vicki Hasiotis
Sara Brown
Dahlia Hudson
Jura Owczarzak
Lorena Rodriguez
Linda Todd
Laura Cappellieri
Katrina Patton
Kirk Tracey
Sherry Penny
Pat McManus
Diana Gray
                       60,500 total

Exhibit C



                        ESCROW AGREEMENT


     ESCROW AGREEMENT, dated as of _________ (this "Escrow Agreement"), by and among Allegheny Ventures, Inc., a Delaware corporation ("Buyer"), the Persons listed on Annex A hereto (the "Representing Stockholders") and Mellon Bank, [a national banking association], as escrow agent (the "Escrow Agent"). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in that certain Stock Purchase Agreement (the "Agreement"), dated as of December __, 2000, between the Buyer, Leasing Technologies International, Inc., a Delaware corporation (the "Company"), and the stockholders of the Company.

                       W I T N E S S E T H

     WHEREAS, the Agreement provides, among other things, for the purchase by the Buyer from each of the Representing Stockholders of all outstanding shares of common stock of the Company owned by such Representing Stockholder;

     WHEREAS, pursuant to the Agreement, the Buyer and the Representing Stockholders have agreed to enter into this Escrow Agreement with the Escrow Agent for the purposes of securing certain of the Buyer's rights under the Agreement and to provide for the distribution of the Escrow Shares (as defined below) to the Representing Stockholders;

     WHEREAS, pursuant to the terms of the Agreement, Parent is delivering to the Escrow Agent on the date hereof [___] Parent Shares (together with earnings and distributions thereon, including any Extraordinary Dividend, the "Escrow Shares"), which represent the product of (i) all of the Shares owned by the Representing Stockholders immediately prior to the Closing (which shall include the net exercise number of any Shares issuable upon exercise of the Company Options pursuant to Section 1.07 of the Agreement) and (ii) the Deferred Exchange Ratio in effect on the Closing Date, to be held in escrow pursuant to the terms and subject to the conditions set forth in this Escrow Agreement; and

     NOW, THEREFORE, in consideration of the consummation of the transactions contemplated by the Agreement and the mutual covenants and agreements set forth herein and therein, each of the Buyer and the Representing Stockholders agree as follows, and, in consideration of the mutual covenants set forth herein, the Escrow Agent agrees as follows:

          14. The Escrow Fund.

     Set forth opposite each Representing Stockholder's name on Annex A is the number of Shares owned by such Representing Stockholder (which shall include the net exercise number of any Shares issuable upon exercise of the Company Options pursuant to
Section 1.07 of the Agreement). Upon the execution of this Escrow Agreement, the Buyer shall cause Parent to deliver to the Escrow Agent [___] Parent Shares, which represents the product of
(i) all of the Shares owned by the Representing Stockholders immediately prior to the Closing (which shall include the net exercise number of any Shares issuable upon exercise of the Company Options pursuant to Section 1.07 of the Agreement) and
(ii) the Deferred Exchange Ratio in effect on the Closing Date. The receipt of the Escrow Shares will be acknowledged by the Escrow Agent in the form of a receipt.

          15. Release of the Escrow Fund.

     The Escrow Agent will hold the Escrow Shares, together with earning and distributions thereon (collectively, the "Escrow
Fund"), until authorized hereunder to distribute any specified portion thereof, as follows:

          15.01 Until a Switchover Event occurs, the Escrow Agent shall distribute to each Representing Stockholder on the first, second and third anniversaries of the Closing Date, respectively, that number of Parent Shares obtained by multiplying all of the Shares indicated as owned by it on Annex A (which shall include the net exercise number of any Shares issuable upon exercise of the Company Options pursuant to Section 1.07 of the Agreement) by the Deferred Exchange Ratio in effect on the first, second and third anniversaries of the Closing Date, and multiplying the result obtained times 0.3538, 0.3333 and 0.3129, respectively, in each case less any amounts then set aside for the Expense Fund or reserved pursuant to Section 3 of this Escrow Agreement with respect to any unresolved or disputed claims for Damages made by the Buyer hereunder.

15.02 If a Switchover Event occurs, the Escrow Agent shall distribute to each Representing Stockholder, according to each Representing Stockholder's election, either:
          (a) on each of the remaining first, second and third anniversaries of the Closing Date, respectively, that number of Parent Shares obtained by multiplying all of the Shares indicated as owned by it on Annex A (which shall include the net exercise number of any Shares issuable upon exercise of the Company Options pursuant to Section 1.07 of the Agreement) by the Deferred Exchange Ratio in effect on the Closing Date, and multiplying the result obtained times 0.3538, 0.3333 and 0.3129, respectively; or

(b) as equals, when combined with the aggregate value of the Extraordinary Dividend applicable to each Parent Share so distributed, based on the Average Parent Share Price and the fair market value of the Extraordinary Dividend on any of the remaining first, second and third anniversaries of the Closing Date (which fair market value shall be the Average Stock Price for any publicly traded securities), $5,223,673.70, $4,921,001.80, and $4,619,806.40, respectively, for any of the remaining first, second and third anniversaries, respectively, multiplied by a fraction, the numerator of which shall be such number of Shares and the denominator of which shall be the sum of all Shares held by the Representing Stockholders on the Closing Date (it being understood that this Section (2)(b)(ii) shall in no way affect each Representing Stockholder's entitlement to receive and retain any payments distributable to such Representing Stockholder as a result of its ownership of the Parent Shares distributed to it prior to a Switchover Event pursuant to Section 2(a) above;

in each case less any amounts then set aside for the Expense Fund or reserved pursuant to Section 3 of this Escrow Agreement with respect to any unresolved or disputed claims for Damages made by the Buyer hereunder.

          15.03 If a Switchover Event occurs, the Buyer shall give notice of the declaration of the Extraordinary Dividend giving rise to such Switchover Event to each Representing Stockholder not more than five Business Days after the date on which such Extraordinary Dividend is declared. Each Representing
Stockholder will be given a one-time opportunity to elect to receive the number of Parent Shares obtained by either paragraph
(b)(i) or paragraph (b)(ii) of this Section 2, which election will be binding on such Representing Stockholder. Each such Representing Stockholder shall deliver its election notice to the Buyer and the Escrow Agent at least one Business Day prior to the date the Extraordinary Dividend is payable. If the Representing
Stockholder elects to receive the Parent Shares specified by paragraph (b)(i), such Representing Stockholder can direct the Escrow Agent to sell any such Parent Shares in conformity with Rule 144 of the Securities Act in exchange for cash, which cash will only be distributed to such Representing Stockholder at the time the underlying Parent Share would otherwise have been distributed to it.

15.04 The Representing Stockholders shall be entitled to receive all distributions on Parent Shares including, but not limited to, any Extraordinary Dividend or other earnings, interest, dividends and share distributions, and any amounts paid or received in respect of such earnings, interest, dividends and share distributions, subject to the possible return of a portion of those distributions in proportion to the amount of any Parent Shares which might be returned to Parent pursuant to the terms of
Section 2(g) of this Escrow Agreement.

15.05   The Buyer shall cause Parent to deposit with the Escrow
Agent the full amount of the Extraordinary Dividend applicable to the Parent Shares then held in the escrow account.

15.06 The Buyer agrees to cause Parent to remove any restrictive legends contained on any Parent Shares distributed out of the Escrow Fund, within ten days of receipt by Parent of satisfactory evidence, if necessary, that such legends are no longer required by Rule 144(e), (f) and (h) of the Securities Act, or on the date of distribution for distributions occurring on or after the second anniversary of the Closing Date.

15.07 If the Escrow Shares are not sufficient or are more than required to satisfy the Buyer's obligations hereunder, either Parent shall issue additional Parent Shares to cure the deficiency or the Escrow Agent shall return the excess Escrow Shares, or the cash resulting from the previous sale thereof by the Escrow Agent, to Parent, as applicable. The Representing Stockholders acknowledge that any additional Parent Shares so issued on the third anniversary will not be securities registered under the Securities Act.

15.08 The Escrow Agent, upon written request of any Representing Stockholder and to the extent permitted under the Securities Act, shall distribute to such Representing Stockholder cash or cash proceeds derived from the sale of the Parent Shares sufficient to satisfy any tax liabilities of such Representing Stockholder arising out of the transactions contemplated by the Agreement; provided, that any expenses associated therewith shall be paid by such Representing Stockholder.

15.09 If any of the Employment Agreements entered into pursuant to Section 9.06 of the Agreement with Messrs. F. Jared Sprole, Arnold J. Hoegler and George A. Parker (each an "Executive") are terminated, either for Good Reason (as defined in Section 3.3 of such Employment Agreement) by the Executive who is a party to such Employment Agreement, or without Cause (as defined in Section 3.4 of such Employment Agreement) by the Company, such Executive and the Company shall provide notice to the Escrow Agent of the termination. Upon receipt of such notice, the Escrow Agent shall immediately distribute to such Executive the Parent Shares such Executive would otherwise have been entitled to receive under Section 2 of this Escrow Agreement on any of the remaining first, second and third anniversaries of the Closing Date, less any Shares reserved or reservable for indemnification under Section 3 of this Escrow Agreement. If a Switchover Event has not occurred, the Deferred Exchange Ratio shall be the Deferred Exchange Ratio in effect on the date of termination.
[If a Switchover Event has occurred, the Average Parent Share Price, the fair market value of the Extraordinary Dividend and the Average Stock Price, if applicable, shall be calculated as of the date of termination.]

          16. Indemnification Procedures.

          16.01 Notwithstanding the provisions of Section 2 of this Escrow Agreement, upon delivery to the Stockholder
Representatives and the Escrow Agent on or before the last day of the applicable survival period set forth in Section 11.01 of the Agreement of a certificate signed by the Buyer (an "Indemnity
Certificate")

(a) stating that Damages exist in an aggregate amount greater than $250,000, and

(b) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation or breach of representation, warranty, covenant or agreement made by the Sellers or the Representing Stockholders under the Agreement, the Escrow Agent shall remove for the benefit of the Buyer, proportionally from the Parent Shares otherwise distributable on the first, second and third anniversaries of the Closing Date, a portion of the Escrow Fund having a value based on the Average Parent Share Price on the date the claim for indemnity is made equal to such Damages and continue to hold such amount in escrow in accordance with paragraph (b) below. The Escrow Agent shall have no liability to either the Buyer or the Representing Stockholders for any shortfall resulting from an incorrect reservation of moneys in the Escrow Fund unless such shortfall is caused by the gross negligence or willful misconduct of the Escrow Agent with respect to such estimation.

          16.02 The Escrow Agent shall keep reserved, and not distribute, that part of the Escrow Fund equal to the amount reserved pursuant to paragraph (a) above with respect to any Indemnity
Certificate until there has been a Final Determination. Upon notice to the Escrow Agent of a Final Determination setting forth the amount of the Damages, the Escrow Agent shall provide notice of the Final Determination to the Buyer and the Stockholder
Representatives and distribute fourteen days thereafter to the member of the Buyer Indemnified Group an amount of Parent Shares, if any, equal to such Final Determination of Damages and shall release back into the general Escrow Fund any excess Parent
Shares held by it; provided, however, that the maximum aggregate value of Parent Shares that the Escrow Agent may distribute to the Buyer Indemnified Parties according to this Section 3 is $5,000,000.

          17. Final Determination.

     For the purpose of this Escrow Agreement, a "Final
Determination" shall mean

          17.01 in the case of Damages resulting from a third-party claim, a written compromise or settlement signed by the parties thereto, or an order, decree or judgment of a court of competent jurisdiction, or

          17.02 in the case of Damages not resulting from a third-party claim,

(a) if the Stockholder Representatives have not delivered the objection notice referred to in Section 5(a), such Indemnity
Certificate, or

(b) if the Stockholder Representatives have delivered the objection notice referred to in Section 5(a), either the memorandum setting forth their agreement, the arbitration award referred to in Section 5(b), or an order, decree or judgment of a court of competent jurisdiction, as applicable.

          18. Resolution of Conflicts; Arbitration.

18.01 In case the Stockholder Representatives disagree with any claim or claims asserted in the Indemnity Certificate, they shall deliver to the Buyer and the Escrow Agent a notice of objection, setting forth in reasonable detail the reason(s) for the objection, within fifteen days after receipt thereof. The Buyer shall have fifteen days after receipt of an objection to respond in a written statement to the objection. If after such fifteen day period there remains a dispute as to any claims, the Stockholder Representatives and the Buyer shall attempt in good faith for thirty days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representatives and the Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

18.02 If no such agreement can be reached after good faith negotiation, either the Buyer or the Stockholder Representatives may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen days after such written notice is sent, the Buyer on the one hand and the Stockholder Representatives on the other shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Indemnity Certificate shall be binding and conclusive upon the Parties to the Agreement.

18.03 Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Philadelphia, Pennsylvania under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 5, in any arbitration hereunder in which any claim or the amount thereof stated in an Indemnity Certificate is at issue, with respect to the fees of each arbitrator, the administrative fee of the American Arbitration Association and the expenses, including attorneys' fees and costs, reasonably incurred by the parties to the arbitration, the Party who is claiming monetary damages shall be responsible for paying the percentage of the claimed amount not awarded to that Party, and the other Party will pay the remaining amount.

          19. Voting Rights.

     Each Representing Stockholder shall be entitled to vote [its] pro-rata portion of the Escrow Shares, and any securities resulting from an Extraordinary Dividend on such Escrow Shares, by providing timely notice and voting instructions to the Escrow Agent; provided, however, that such Representing Stockholder pays any fees assessed by the Escrow Agent in connection with the exercise of those voting rights. If any Representing Stockholder does not exercise its voting rights, the Escrow Agent shall vote each such Representing Stockholders pro-rata portion of the Escrow Shares it holds, and any securities resulting from an Extraordinary Dividend on such Escrow Shares, in the same manner as the holders of a majority of the outstanding Parent Shares or a majority of such outstanding securities resulting from an Extraordinary Dividend, as applicable.

          20. Investments.

     The Escrow Agent will hold the Escrow Fund. Each of the Representing Stockholders shall be responsible for all tax reporting with respect to the Escrow Fund and shall pay any and all tax liabilities arising with respect to the Escrow Shares, if any, and income generated by the Escrow Fund pro rata in proportion to such Representing Stockholder's interest in the Company as set forth on Annex A. By execution and delivery hereof the Representing Stockholders hereby direct the Escrow Agent to invest any cash in the Escrow Fund [only in, or in money market or mutual funds invested exclusively in, securities or direct obligations of, or obligations the timely payment of the principal and interest on which is fully guaranteed by, the United States of America or its Agencies, and which have an ending maturity of 397 days or less].

          21. Expense Fund.

     3% of the Parent Shares in the Escrow Fund shall be set aside as a fund (the "Expense Fund") for expenses, if any, of the Stockholder Representatives. The Stockholder Representatives shall be entitled to direct the Escrow Agent to disburse the Expense Fund, to the extent permitted under the Securities Act, to pay the expenses incurred by the Stockholder Representatives in the performance of their duties and actions under this Escrow Agreement and the Agreement. Such payments may be made directly to the third party to whom such expenses are due or as reimbursement to one or more of the Stockholder Representatives who paid such expenses.

          22. Concerning the Escrow Agent.

22.01 The Escrow Agent shall be entitled to receive such fees as are reasonable and customary as compensation for its services hereunder, and shall be reimbursed for all reasonable expense, disbursements, and advances incurred or made by the Escrow Agent in performance of its duties hereunder. The annual fees shall be paid by the Buyer and any fees associated with actions specifically requested by a Representing Stockholder, including those resulting from the sale of Parent Shares or other securities by the Escrow Agent in accordance with Section 2(c) of this Escrow Agreement shall be borne by such Representing Stockholder, in each case as per the Fee Schedule (the "Fee Schedule") attached hereto as Annex B.

22.02 The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving notice of such resignation to the Buyer and the Representing Stockholders specifying a date when such resignation shall take effect. Upon such notice, a successor Escrow Agent shall be appointed with the consent of the Buyer and the Representing Stockholders, such successor Escrow Agent to become Escrow Agent hereunder upon the resignation date specified in such notice. If the Buyer and the Representing Stockholders are unable to agree upon a successor Escrow Agent within thirty days after such notice, the Escrow Agent shall be entitled to apply to a court of competent jurisdiction for the appointment of a successor escrow agent, with any expenses to be shared equally by the Buyer on the one hand and the Representing Stockholders on the other hand. The Escrow Agent shall continue to serve until its successor accepts the terms of the escrow and receives the Escrow Fund. The Buyer and the Representing Stockholders hereto shall have the right at any time upon their mutual consent to substitute a new Escrow Agent by giving notice thereof to the Escrow Agent then acting.

22.03 With the exception of Sections 1.02, 1.09 and 11 of the Agreement and the related definitions, the Escrow Agent shall not be charged with knowledge of the Agreement. A copy of the Agreement has been delivered to the Escrow Agent prior to the date hereof. The Escrow Agent undertakes to perform such duties as are specifically set forth herein and no implied duties shall be read into this Escrow Agreement against the Escrow Agent; the Escrow Agent may conclusively rely, and shall be protected in acting or refraining from acting, on any written notice, instrument, or signature believed by it to be genuine and to have been signed or presented by the proper Party or Parties duly authorized to do so; provided, however, in accordance with
Section 6.15 of the Agreement, any action taken or decision made by the Representing Stockholders hereunder shall be evidenced in a writing signed by the Stockholder Representatives. The Buyer and the Representing Stockholders are the only authorized persons upon which the Escrow Agent may conclusively rely for all purposes under this Agreement. The Escrow Agent shall have no responsibility for the contents of any writing contemplated herein and may rely without any liability upon the contents thereof.

22.04 The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized hereby or within the rights or power conferred upon it hereunder, nor for any action taken or omitted by it in good faith, and in accordance with advice of counsel (which counsel may be of the Escrow Agent's own choosing), and shall not be liable for any mistake or fact or error of judgment or for any acts or omissions of any kind unless attributable solely to its willful misconduct or gross negligence.

22.05 Each Party hereto agrees to indemnify the Escrow Agent and hold it harmless against any and all liabilities incurred by it hereunder as a consequence of such Party's action, and the Parties agree jointly and severally to indemnify the Escrow Agent and hold it harmless against any and all liabilities incurred by it hereunder that are not a consequence of any Party's action, except in either case for liabilities incurred by the Escrow Agent resulting solely from its own willful misconduct, which shall include distributing Escrow Shares to any member of the Buyer Indemnified Group pursuant to Section 3(b) prior to the expiration of the fourteen day notice period under Section 4(b)(i), or gross negligence.

          23. Appointment of Agents.

          23.01 The Escrow Agent may appoint one or more agents (each, an "Agent") which shall be authorized to act on behalf of the Escrow Agent. An Agent shall have the powers and authority granted to and conferred upon it hereby and such further powers and authority to act on behalf of the Escrow Agent as may be mutually agreed upon by the Escrow Agent and Agent. Each Agent shall be acceptable to the Buyer and the Representing Stockholders and shall at all times be a corporation organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia. If at any time an Agent shall cease to be eligible in accordance with the provisions of this section, such Agent shall resign immediately in the manner and with the effect specified in this section.

23.02 An Agent may resign at any time by giving written notice thereof to the Escrow Agent. The Escrow Agent may at any time terminate the agency of an Agent by giving written notice thereof to such Agent and to the Buyer and the Representing Stockholders.

          24. Miscellaneous.

          24.01 This Escrow Agreement shall be construed, performed and enforced in accordance with the laws of the State of Delaware, without reference to the conflict of laws principles thereof.
Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this agreement or the transactions contained in or contemplated by this agreement, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the District of Delaware (the "Chosen Court") and

(a) irrevocably submits to the exclusive jurisdiction of the Chosen Court,

(b) waives any objection to laying venue in any such action or proceeding in the Chosen Court,

(c) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party hereto, and

(d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 13 of this Escrow Agreement.

24.02 This Escrow Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

24.03 This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          25. Termination.

     This Escrow Agreement may be terminated upon the distribution of the entire balance of the Escrow Fund pursuant to the terms hereof, or at any other time, upon the mutual written consent of the Buyer, the Representing Stockholders and the Escrow Agent. Upon such termination, the Buyer, the Representing Stockholders and the Escrow Agent shall be discharged from all obligations under this Escrow Agreement.

          26. Notices.

     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the Business Day of such delivery (as evidenced by the recipient of the personal delivery service), (b) if mailed certified or registered mail return receipt requested, four Business Days after being mailed, (c) if delivered by overnight courier (with all charges having been prepaid), on the Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (d) if delivered by facsimile transmission, on the Business Day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine). All such notices, requests, demands and other communications shall be sent to the following addresses or facsimile numbers as applicable:

26.01   if to the Representing Stockholders or the Stockholder
Representatives:

               F. Jared Sprole
               c/o Leasing Technologies International, Inc.
               221 Danbury Road
               Wilton, CT 06847
               Telecopy: (203) 563-1112

               George A. Parker
               c/o Leasing Technologies International, Inc.
               221 Danbury Road
               Wilton, CT 06847
               Telecopy: (203) 563-1112

               Arnold J. Hoegler
               c/o Leasing Technologies International, Inc.
               221 Danbury Road
               Wilton, CT 06847
               Telecopy: (203) 563-1112

               Hugh M. Baum
               c/o Leasing Technologies International, Inc.

               221 Danbury Road
               Wilton, CT 06847
               Telecopy: (203) 563-1112

               with a copy to:

               Parker Chapin LLP
               The Chrysler Building
               405 Lexington Avenue
               New York, NY 10174
               Telecopy:  (212) 704-6288
               Attention:  Michael A. Leichtling, Esq.

          26.02   if to the Buyer:

               Allegheny Energy, Inc.
               10435 Downsville Pike
               Hagerstown, MD 21740-1766
               Telecopy:  (301) 665-2736
               Attention: Paul M. Barbas, President

               Allegheny Ventures, Inc.
               10435 Downsville Pike
               Hagerstown, MD 21740-1766
               Telecopy:  (301) 790-6131
               Attention: Elena Kehres

               Allegheny Energy, Inc.
               10435 Downsville Pike
               Hagerstown, MD 21740-1766
               Telecopy:  (301) 790-6460
               Attention: Anthony Wilson, Esq.

               with a copy to:

               Sullivan & Cromwell
               125 Broad Street
               New York, NY 10004
               Telecopy:  (212) 558-3588
               Attention:  Joseph B. Frumkin, Esq.

          26.03   if to the Escrow Agent, to:

               [Mellon Bank
               ______________
               ______________]

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

          27. Entire Agreement.

     This Escrow Agreement and the Agreement, including the schedules and exhibits hereto and thereto, constitute the entire agreement of the Buyer, the Representing Stockholders and the Escrow Agent with respect to the subject matter hereof and supersedes any and all other prior understandings, letters, contracts or agreements, representations or warranties, oral or written, among the Buyer, the Representing Stockholders and the Escrow Agent in respect of the subject matter of this Escrow Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Buyer, the Representing Stockholders and the Escrow Agent as of the date first above written.

                              ALLEGHENY VENTURES, INC.



                              By:
                                Name:
                                Title:


                              [REPRESENTING STOCKHOLDERS]


                              MELLON BANK,
                              as Escrow Agent



                              By:
                                Name:
                                Title:

                                                          Annex A

          [REPRESENTING STOCKHOLDERS AND SHARES OWNED]

                                                          Annex B

                         [FEE SCHEDULE]







                                        EXHIBIT D



                      EMPLOYMENT AGREEMENT







     The parties to this Employment Agreement (this "Agreement") are Leasing Technologies International, Inc., a Delaware corporation (the "Company"), Allegheny Ventures, Inc., a Delaware corporation ("Ventures") and ____________ (the "Executive").

     The Executive has previously been employed as an executive of the Company. The Company is engaged in the leasing business.
The Company and the Executive wish to continue the Executive's employment with the Company on the terms set forth below.

     This Agreement is being entered into simultaneously with the closing (the "Effective Date") under the stock purchase agreement between the Company, Ventures and certain stockholders of the Company (the "Purchase Agreement"). Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

     It is therefore agreed as follows:

SECTION 1.     POSITION, TERM AND DUTIES.

27.01   Position.  The Company hereby employs the Executive as
____________, and the Executive hereby accepts such employment, upon the terms and conditions set forth below.

27.02 Employment Term. The term of the Executive's employment under this Agreement (as such term may be extended pursuant to this section 1.2, the "Employment Term") shall commence on the date hereof and, unless extended pursuant to the terms of this section 1.2 or sooner terminated pursuant to section 3, shall continue until ________, 2004 (as such date may be extended, the

"Termination Date"). The Employment Term shall be automatically extended for additional one-year periods unless either the Company or the Executive delivers to the other a written notice stating its or his intention not to extend the Employment Term no later than six months prior to the Termination Date.

27.03   Duties and Office Location.  During the Employment Term:
          (a) The Executive shall be _____________of the Company and shall be employed by the Company, a wholly-owned subsidiary of Allegheny Energy, Inc. ("Allegheny"). The Company shall cause the Executive to be a member of the board of directors of the Company (the "Board")<F1>.

          (b) During the Employment Term, the Executive shall perform all duties and services incidental to and consistent with the Executive's position with the Company as may from time to time be reasonably assigned to the Executive by the Board. The Executive shall report directly to the [President of Allegheny Ventures, Inc.] [the Board]. Subject to the next sentence and the immediately following sentence, the Executive shall devote his entire business time, attention and energy to the business of the Company. The Executive shall perform the duties and services referred to above faithfully and to the best of the Executive's ability; provided however, that the Executive provides the Company with employment services in substantially the same manner as other Allegheny Ventures executives. Nothing in this Agreement shall preclude the Executive from engaging in charitable, civic, community, educational, religious or trade group activities or affairs or from managing his personal investments; provided, that such activities do not materially interfere with the Executive's performance of his duties and obligations hereunder; and provided, further, that in the event the Company sends a written notice pursuant to section 1.2, during the six month period from the receipt of such notice until the Termination Date, the Executive may engage in any reasonable employment search activities.

          (c) Subject to the proviso at the end of this sentence, and the proper directions of the Board, the Executive shall have general authority for all aspects of the day-to-day business and operations of the Company; provided, however, that as long as [either or both of Messrs. George A. Parker and Arnold
J. Hoegler] (the "Other Executives") are employed by the Company, the authority provided in this sentence shall be jointly shared by the Executive with the Other Executives. In the event of a conflict between the Executive and the Other Executives, two of the three individuals (who are the Executive and the Other Executives) shall resolve such conflict; if only one of the Other Executives remains employed by the Company at such time, then Mr. Sprole shall resolve such conflict.

          (d) During the Employment Term, without the prior written consent of the Executive and the Other Executives (if the Other Executives are then employed by the Company) the Company shall not: (i) reorganize, merge, consolidate, combine or otherwise alter its business structure from a structure substantially consistent with its business structure in place immediately prior to the Effective Date; provided that nothing in this item (i) shall limit the Executive's authority to hire

<F1> This requirement shall be applicable to the employment
agreement for Mr. F. Jared Sprole.

additional personnel for the Company as reasonably appropriate given the needs of its business and consistent with prior practices of the Company in accordance with the Company's business plan for the year 2000 set forth in the Descriptive Memorandum prepared by de Visscher, Olson & Allen LLC and Kaufman & Company previously furnished by the Company to Allegheny; (ii) operate any business other than the Business unless otherwise agreed in writing by the Company and the Executive; (iii) sell or otherwise transfer any material portion of the business, personnel or assets of the Company; or (iv) create, acquire or otherwise permit to exist within or be employed by Allegheny or any of its affiliates or subsidiaries (the "Allegheny Companies") any entity, person, group or organization that may be competitive with the Business (as hereinafter defined); or (v) change the name of the Company.

          (e) During the Employment Term, the Executive shall perform his duties at the offices of the Company which are currently located at 221 Danbury Road, Wilton, Connecticut. The Company shall not relocate its offices beyond a 25-mile radius of its current location without the prior written consent of the Executive. The Executive shall not be required to move or relocate to a location beyond a 25-mile radius from the present location of the Company's offices. The Executive may be required to travel subject to the reasonable needs of the Business; provided that such travel shall be consistent with the prior practices of the Executive.

        (f) During the Employment Term, the Company shall provide the Executive with such office assistance and administrative support as are reasonable and appropriate for him to perform the duties and obligations hereunder and which shall be substantially similar to the Executive's existing arrangements.

2.  Compensation.

    2.1 Base Compensation. The Company shall pay to the Executive for the first year of the Employment Term a base annual salary of $_________, for the second year of the Employment Term a base annual salary of $__________ (inclusive of a 6% increase over the prior year's base annual salary), for the third year of the Employment Term a base annual salary of $_________ (inclusive of a 6% increase over the prior year's base annual salary) ("Base Compensation"). Salary shall be payable in accordance with the Company's usual payroll practices for executive employees. The Company shall continue its policy to pay, as deferred compensation, 20% of the Executive's base annual salary on or about January 1 of the following year of each of the one-year periods during the Employment Term ("Deferred Compensation").

    2.2.    Additional Compensation.    The Executive shall be
entitled to participate in any pre-existing or subsequently established bonus or incentive compensation plans of the Company in accordance with Exhibit A on a basis consistent with prior participation in such plans.

    2.3. Vacation. For the Employment Term, the Executive shall be entitled to that number of paid vacation days and holidays as are provided to other executives of the Company in accordance with the Company's vacation policy; provided that in any event the number of paid vacation days to which the Executive shall be entitled shall not be less than 20 days per calendar year.

    2.4 Automobile Allowance.   During the Employment Term, the
Company shall provide a monthly automobile allowance not to exceed $550 per month to the Executive for the lease of an automobile for the Executive's use consistent with the Company's prior practices. [If the Company chooses to adopt the benefits provided by Allegheny Companies, the Executive shall be covered under the "FAVR" program.][This provision to be revised prior to execution to reflect the election of benefits packages.]

    2.5 Travel; Expenses. Subject to such policies as may from time to time be established by the Company, the Company shall pay or reimburse the Executive for all reasonable travel and other expenses actually and reasonably incurred by the Executive in the performance of the Executive's duties hereunder, upon presentation of expense statements or vouchers or such other reasonable supporting information as is generally required by the Company in accordance with its expense account policies. With respect to air travel and hotel accommodations, the Executive shall be entitled to travel and hotel accommodations at least equivalent to those provided to other executives of the Allegheny Companies.

    2.6 Other Benefits. During the Employment Term, to the extent benefits are not duplicated, the Company shall: (i) cause to be maintained all employee benefits plans of the Company in effect immediately prior to the Effective Date including, but not limited to, life insurance with death benefits of $ ____________, disability insurance with monthly benefits of $ ________ and $ _________ and split-dollar life insurance with benefits of $
____________ , unless mutually agreed by the Company and the Executive; or (ii) the Executive shall be entitled to participate in any and all employee benefit plans of the Allegheny Companies including the Company now existing or established hereafter, on terms no less favorable than those made available to the other senior executives of Allegheny Companies, including retirement, pension, profit-sharing and/or stock option plans, and any group life insurance, hospitalization, medical, health and accident, disability or similar plan or program. The foregoing notwithstanding, the Executive and his family shall be required to comply with the conditions of coverage attendant to medical and health plans including, without limitation, all applicable deductibles.<F2>

    2.7 Deductions. All of the compensation payable to the Executive hereunder shall be subject to such deductions as are required to be withheld by applicable laws and regulations.

    2.8 Benefit Plan Election.   The choice of whether to
maintain Company benefit plans or to elect the benefits provided by the Allegheny Companies shall be made by an executive committee of the Company consisting of Messrs. F. Jared Sprole, George A. Parker and Arnold J. Hoegler. In the event that such Election would result in the disqualification of Allegheny's existing Benefit Plan, this provision and the election hereunder shall not be effective. If the election increases costs above the Business Plan, such election shall be subject to approval by the President of Allegheny Ventures

<F2>  There will be an additional document addressing the Company incentive compensation plan.

3.  Termination of Employment.

          3.1. Termination in the Event of Death or Disability. If the Executive dies or becomes subject to a Permanent Disability (as hereinafter defined) during the Employment Term, the Employment Term shall then terminate. The Executive shall be deemed to have a "Permanent Disability" upon the earlier to occur of (i) the failure by Executive for a period of 180 consecutive days during the Employment Term, because of illness or physical or mental disability, to render the services provided for by this agreement, or (ii) the submission by the Executive to the Company of satisfactory medical evidence that he has an illness or physical or mental disability that is expected to prevent him from rendering the services provided for by this agreement for a period of 180 consecutive days or longer. Upon termination of the Employment Term pursuant to this section 3.1, the Executive (or his estate or legal representative) shall be entitled to payment of the Base Compensation plus the pro rata portion of any payments due under Section 2 and all benefits earned through the effective date of such termination. The Company shall perform its obligations to maintain the split-dollar life insurance and/or disability insurance, as applicable. On termination for death or disability, the Executive shall be entitled to his pro rata share of any payments due under section 2 of the Purchase Agreement through the effective date of such termination and all payments under section 1 of the Purchase Agreement. In the event of the death of the Executive payments shall be accelerated to the Executive's estate as soon as practicable.

          3.2 Termination for Cause. The Company may terminate the Employment Term by written notice to the Executive for Cause (as defined hereinafter). For purposes of this Agreement, "Cause" shall mean: (i) the Executive's conviction of a felony;
(ii) actions by the Executive constituting embezzlement of the Company's property; and (iii) the Executive's gross negligence in the performance of his duties hereunder; provided, that with respect to clauses (ii) and (iii) above, the Executive shall have received a written notice from the Company setting forth the alleged act or failure to act constituting Cause hereunder, and the Executive shall not have cured such act or refusal to act within 30 days after his actual receipt of such notice. Upon termination of the Employment Term pursuant to this section 3.2, the Executive shall be entitled to payment of (A) the Base Compensation (and Deferred Compensation) earned through the effective date of such termination; and (B) benefits accrued through the effective date of such termination. On termination for Cause, the Executive shall be entitled to his pro rata share of any payments due under section 2 of the Purchase Agreement through the effective date of such termination and all payments under section 1 of the Purchase Agreement.

          3.3   Termination by the Executive for Good Reason.
The Executive may terminate this Agreement, at his election, ten days after written notice to the Company in the event that (i) the Executive's principal office is relocated more than 25 miles from its current location; (ii) the Executive's titles, duties, responsibilities or authority as set forth in sections 1.1 and
1.3 are materially diminished or materially altered in a way not commensurate with any of his titles, duties, responsibilities or authority immediately before and after the execution and delivery of this Agreement; provided, however, that any changes in titles, duties, responsibilities or authority that are made within six months following the Effective Date and that are reasonable and appropriate in connection with the integration of the business operations of the Company with the other operations of Allegheny

Ventures shall not constitute Good Reason so long as the Executive's titles, duties, responsibilities and authority are generally consistent with, and not diminished from those in place immediately prior to the execution and delivery of this Agreement; (iii) the Company fails to provide the Executive with such office assistance and administrative support as contemplated in section 1.3(f); (iv) a breach by the Company of its obligations hereunder; (v) termination of the Other Executive without Cause; and (vi) termination of employment with the Company by either of the Other Executives for the reasons set forth in sub-sections (i), (ii), (iii), (iv) and (v) of this section 3.3. Upon termination of the Employment Term pursuant to this section 3.3, the Executive shall be entitled to payment of the Base Compensation (and Deferred Compensation) for the duration of the Employment Term and all benefits for either (X) the duration of the Employment Term or (Y) for one year, whichever is greater. In addition, Allegheny shall cause (i) the maximum number of shares of Allegheny's common stock (except for the Escrow Shares (as defined in the Purchase Agreement)) to which such Executive would have been entitled pursuant to section 1 of the Purchase Agreement had this Agreement not been terminated as determined by the Average Parent Share Price (as defined in the Purchase Agreement) on the date of such termination, if a Switchover Event (as defined in the Purchase Agreement) has not occurred or the Executive has elected to be governed by section 1.02(a)(i)(y)(B) of the Purchase Agreement or by the Average Parent Share Price (as defined in the Purchase Agreement) on the Closing Date if the Executive has elected to be governed by section 1.02(a)(i)(y)(A) of the Purchase Agreement, to be immediately released from the Escrow Fund (as defined in the Purchase Agreement) and delivered to the Executive; and (ii) Allegheny shall cause the maximum number of shares of Allegheny's common stock to which such Executive would have been entitled upon the satisfaction of the conditions set forth in section 2.01 of the Purchase Agreement to be immediately issued and delivered to the Executive.

          3.4 Termination by the Company Without Cause. At any time after the commencement of this Agreement, the Company may, without Cause, terminate this Agreement and the Executive's employment hereunder, effective 30 days after written notice is provided to the Executive. Upon such termination of the Employment Term pursuant to this section 3.4, the Executive shall be entitled to the payment of (A) the Base Compensation (and Deferred Compensation) for the duration of the Employment Term and (B) all benefits for either (X) the remaining portion of the Employment Term or (Y) for one year, whichever is greater. In addition, Allegheny shall cause (i) the maximum number of shares of Allegheny's common stock (except for the Escrow Shares) to which such Executive would have been entitled pursuant to section 1 of the Purchase Agreement had this Agreement not been terminated as determined by the Average Parent Share Price on the date of such termination, if a Switchover Event (as defined in the Purchase Agreement) has not occurred or the Executive has elected to be governed by section 1.02(a)(i)(y)(B) of the Purchase Agreement or by the Average Parent Share Price (as defined in the Purchase Agreement) on the Closing Date if the Executive has elected to be governed by section 1.02(a)(i)(y)(A) of the Purchase Agreement, to be immediately released from the Escrow Fund and delivered to the Executive; and (ii) Allegheny shall cause the maximum number of shares of Allegheny's common stock to which such Executive would have been entitled upon the satisfaction of the conditions set forth in section 2.01 of the Purchase Agreement to be immediately issued and delivered to the Executive.

          3.5 Life Insurance. If the Company desires to obtain insurance on the life of the Executive, the Executive shall cooperate fully with the efforts of the Company to obtain such insurance, including but not limited to, submitting to a medical examination. The Executive agrees that the Company has an insurable interest in the Executive's life.

4.              NON-COMPETITION AND CONFIDENTIALITY.

    4.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

          (a) "Business" shall mean the business of conducting:
(i) venture leasing to early stage emerging growth U.S. companies supported primarily by venture capitalists; and (ii) vendor leasing of specified U.S. equipment in which the lease volume for such equipment exceeds $10,000,000 per annum by the vendor and its affiliates.

          (b) "Key Employee" shall mean any person who is employed by the Company (including without limitation any former employee of the Company) in a management, executive, technical, sales or marketing capacity or any person who is performing any of the above functions as an independent contractor and whose annual salary or the independent contractor's fee exceeds $75,000.

          (c) "Restricted Period" shall mean the Employment Term plus the period of 12 months thereafter except for termination by the Company without Cause or termination by the Executive for Good Reason, in which case the provisions of section 4.2 shall not apply.

    4.2 Obligations Not to Compete. During the Restricted Period, the Executive shall not, without the prior written consent of the Company, directly or indirectly: (i) as an individual, partner, shareholder, investor, creditor, director, officer, principal, agent, employee, trustee, consultant or advisor, or in any other relationship or capacity, own, manage, control, operate, invest or acquire an interest in, or act for or on behalf of or otherwise be associated with, any person whose principal activity is any business or activity that directly competes with the Business; (ii) solicit, induce or influence any customer, supplier, lender, lessor or any other person which has at that time an exclusive or material business relationship with the Company to discontinue or reduce the extent of such relationship, in a manner detrimental to the Company; or (iii) recruit or solicit any Key Employee to discontinue his, her or its employment, agency or other relationship with the Company; provided, however, that nothing herein contained shall be deemed to prohibit ownership by the Executive of an aggregate of five (5%) percent or less of the outstanding stock of any class of any corporation whose shares are publicly traded on a regular basis.

    4.3 Proprietary Information. The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Business, business relationships or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Executive shall not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without written approval by an officer of the Company, either during or after his Employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Executive. Nothing contained in this section 4.3 shall be deemed to grant any protection for or impose any restriction on the use or disclosure of any information which (A) is now or hereafter a matter of common knowledge or public record, (B) is now or hereafter generally known in the venture leasing industry, (C) is now or hereafter available to the Executive or other persons without breach of this agreement or any other valid confidentiality agreement, (D) has heretofore been or is hereafter developed by the Executive without breach of this agreement, and/or (E) is, at the time in question, required to be disclosed by law or judicial process.

    4.4 Developments.

    (a) The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, and works of authorship, whether or not copyrightable or patentable, which are created, made, conceived or reduced to practice by him or under his direction or jointly with others in connection with his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this agreement as "Developments").

    (b) The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this section 4.4(b) shall not apply to developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Executive not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information. The Executive understands that, to the extent this agreement shall be construed in accordance with the laws of any state which preclude a requirement in an employee agreement to assign certain classes of inventions made by an employee, this section 4.4(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Executive also hereby waives all claims to moral rights in any Developments.

    (c) The Executive agrees to cooperate fully with the Company, both during and after this Agreement with the Company (provided that if the Executive is not then employed, he shall be entitled to reasonable compensation), with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.
The Executive further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

5.  Remedies;  Enforceability.

    5.1 In the event of a breach or a threatened breach of any of the covenants contained in section 4 (the "Covenants"), the Company shall, in addition to the remedies provided by law, have the right and remedy to have such Covenant specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any breach of any of the Covenants will cause irreparable injury to the Company, and that money damages will not provide an adequate remedy

    5.2 The Executive acknowledges and agrees that the Covenants are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Covenants, or any parts thereof, are invalid or unenforceable, the other Covenants and the remainder of any of the Covenants so impaired shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Covenants, or any parts thereof, are unenforceable because of the duration or geographic scope thereof, such court shall have the power to reduce the duration of geographic scope, as the case may be, of such Covenants, and, in such reduced form, such Covenants shall then be enforceable.

    5.3 Return of Documents. Upon the termination of the Executive's employment with the Company, or at any time upon the request of the Company, the Executive (or his heirs or personal representatives) shall deliver to the Company (a) all documents and materials (including, without limitation, computer files) containing Proprietary Information, and (b) all documents, materials and other property (including, without limitation, computer files) belonging to the Company, which in either case are in the possession or under the control of the Executive (or his heirs or personal representatives); provided, that the Executive shall be entitled to retain his rolodex, however maintained and on whatever media, and personal files.

6.      Miscellaneous.



    6.1 Notices. All waivers, notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given (a) when hand-delivered, (b) when sent by telecopier (with receipt confirmed), (c) when sent by national overnight courier service with charges prepaid or billed to the account of the sender, or (d) 72 hours after mailed by certified first class mail, return receipt requested, postage prepaid; and in each case shall be addressed as follows:

          (a)    Company:

               Leasing Technologies International, Inc.

               221 Danbury Road

               Wilton, CT 06897

               Fax No. (203) 563-1112

               Attn: _________________



          (b)    Allegheny Ventures, Inc.

               10435 Downsville Pike

               Hagerstown, MD 21740-1766

               Fax No.: (301) 790-6460

               Attention: Elena Kehres



               with copies to:



               Allegheny Energy, Inc.

               10435 Downsville Pike

               Hagerstown, MD 21740-1766

               Fax No.: (301) 790-6460

               Attention: Paul M. Barbas, President



               Allegheny Energy, Inc.

               10435 Downsville Pike

               Hagerstown, MD 21740-1766

               Fax No.: (301) 790-6460

               Attention: Anthony Wilson, Esq.

          (c)    Executive:

               _____________

               _____________

               _____________



               with a copy to:



               Jenkens & Gilchrist Parker Chapin LLP

               The Chrysler Building

               405 Lexington Avenue

               New York, NY 10174

               Fax No. (212) 704-6288

               Attn: Michael A. Leichtling, Esq.



or to such other address or addresses as may be designated by a party by written notice to the other parties hereto.



     6.2 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this agreement that cannot be resolved by the Executive on the one hand and the Company on the other, including any dispute as to the calculation of Executive's benefits or any payment hereunder, shall be conducted in the city of New York, New York by three arbitrators, in accordance with the commercial arbitration rules of the American Arbitration Association and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code). The determination by the arbitrators shall be conclusive and binding on the Company and the Executive, and judgment may be entered on the arbitrators' award in any court having jurisdiction.

     6.3 ASSIGNMENT. THIS AGREEMENT SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF THE HEIRS, EXECUTORS, ADMINISTRATORS, PERSONAL REPRESENTATIVES, SUCCESSORS AND PERMITTED ASSIGNS OF EXECUTIVE AND THE ASSIGNS AND SUCCESSORS OF THE COMPANY, BUT NEITHER THIS AGREEMENT NOR ANY RIGHTS HEREUNDER SHALL BE

ASSIGNABLE OR OTHERWISE SUBJECT TO HYPOTHECATION BY THE EXECUTIVE
(EXCEPT BY WILL OR BY OPERATION OF THE LAWS OF INTESTATE
SUCCESSION) OR BY THE COMPANY.

     6.4 ENTIRE AGREEMENT; AMENDMENT. THIS AGREEMENT CONTAINS THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDES OR TERMINATES ALL PRIOR AGREEMENTS, ORAL AND WRITTEN, REGARDING THE SUBJECT MATTER HEREOF (INCLUDING ANY HERETOFORE OUTSTANDING EMPLOYMENT) THIS AGREEMENT MAY NOT BE WAIVED, CHANGED OR MODIFIED EXCEPT BY AN AGREEMENT IN WRITING IS SOUGHT. EACH PARTY FURTHER REPRESENTS TO THE OTHER THAT THE EXECUTION, DELIVERY AND PERFORMANCE BY SUCH PARTY OF THIS AGREEMENT DO NOT AND SHALL NOT CONFLICT WITH OR RESULT IN A VIOLATION OR BREACH OF, OR CONSTITUTE A DEFAULT UNDER ANY CONTRACT, AGREEMENT OR UNDERSTANDING, WHETHER ORAL OR WRITTEN, TO WHICH SUCH PARTY IS A PARTY.

     6.5 BENEFICIARIES; REFERENCES. THE EXECUTIVE SHALL BE ENTITLED TO SELECT (AND CHANGE, TO THE EXTENT PERMITTED UNDER ANY APPLICABLE LAW) A BENEFICIARY OR BENEFICIARIES TO RECEIVE ANY COMPENSATION OR BENEFIT PAYABLE HEREUNDER FOLLOWING THE EXECUTIVE'S DEATH, AND MAY CHANGE SUCH ELECTION, IN EITHER CASE BY GIVING THE COMPANY WRITTEN NOTICE THEREOF. IN THE EVENT OF THE EXECUTIVE'S DEATH OR A JUDICIAL DETERMINATION OF HIS INCOMPETENCE, REFERENCE IN THIS AGREEMENT TO THE EXECUTIVE SHALL BE DEEMED, WHERE APPROPRIATE, TO REFER TO HIS BENEFICIARY, ESTATE OR OTHER LEGAL REPRESENTATIVE. ANY REFERENCE TO THE MASCULINE GENDER IN THIS AGREEMENT SHALL INCLUDE, WHERE APPROPRIATE, THE FEMININE.

     6.6 SURVIVORSHIP. THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE EXECUTIVE AND THE COMPANY HEREUNDER SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT TO THE EXTENT NECESSARY TO THE INTENDED PRESERVATION OF SUCH RIGHTS AND OBLIGATIONS. THE PROVISIONS OF THIS SECTION 6.6 ARE IN ADDITION TO THE SURVIVORSHIP PROVISIONS OF ANY OTHER SECTION OF THIS AGREEMENT.

     6.7       GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED,
INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE
OF CONNECTICUT WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS
OF LAW.

     6.8       WITHHOLDING.  THE COMPANY SHALL BE ENTITLED TO
WITHHOLD FROM ANY PAYMENT HEREUNDER ANY AMOUNT OF TAX WITHHOLDING
REQUIRED BY LAW.

     6.9       COUNTERPARTS.  THIS AGREEMENT MAY BE EXECUTED IN
TWO OR MORE COUNTERPARTS, EACH OF WHICH WILL BE DEEMED AN
ORIGINAL.

     IN WITNESS WHEREOF, THE COMPANY, ALLEGHENY VENTURES AND THE
EXECUTIVE HAVE EXECUTED THIS AGREEMENT ON THIS _______ DAY OF
___________, 2001.



                    LEASING TECHNOLOGIES INTERNATIONAL, INC.






By:___________________________________________


Name:_________________________________________


Title:__________________________________________

                    ALLEGHENY VENTURES, INC.






By:___________________________________________


Name:_________________________________________


Title:__________________________________________








_______________________________________________

                    Name:

                EXHIBIT A TO EMPLOYMENT AGREEMENT

                             ANNEX 2

            Leasing Technologies International, Inc.

                      Incentive Compensation Plan



    The purpose of this Plan is to give those Employees who contribute substantially to the success of the operations of Leasing Technologies International, Inc. ("LTI") and its Subsidiaries an additional incentive to protect and advance the best interests of the LTI Companies. To that end, the Plan provides an opportunity for Employees to participate in the successful results of operations by permitting Incentive Awards to Employees in recognition of their outstanding ability, industry, invention and exceptional service, the amounts of which Incentive Awards are related to the success of the operations and the Employees' contributions to that success.

    First: Definitions - In this Plan the following terms shall have the following meanings:

(a) "Plan" means this Incentive Plan;

(b) "LTI" means Leasing Technologies International , Inc.

(c) "Incentive Award" means award in cash or LTI stock or a combination thereof;

(d) "Board of Directors" or "Board" means the Board of Directors of LTI;

(e) "Committee of Directors" or "Committee" means the Incentive
Compensation Committee provided for in Paragraph Second;

(f) "Controller" means the Controller of LTI or such other person as the Committee may designate to make the financial computations provided for in Paragraph fifth (b);

(g) "Independent Auditors" means, with respect to any year, the independent public accountants appointed by the stockholders to certify to the stockholders the financial statements of LTI and its domestic subsidiaries for that year;

(h) "LTI Companies" means LTI, its divisions and any domestic subsidiary companies, now or hereafter in existence;

(i) "Subsidiary" means, with respect to any year, any corporation in which LTI owns a stock interest of more than fifty per cent and the financial results of whose operations are consolidated with those of the Corporation in the financial statements included in the annual report made for that year to stockholders;

(j) "Employee" means any employee regularly employed by any of the LTI Companies including officers;

(k) "Capital Employed" means, with respect to any year, the sum of the following as of the close of the preceding year, as shown by the consolidated balance sheet of the Corporation and its domestic subsidiaries included in the annual report to stockholders for that preceding year;

               (1) Stated amount of LTI's issued and outstanding
               Capital Stock, excluding the stated amount of shares of stock held in LTI's treasury;

               (2) Capital Surplus also known as additional paid-in capital;

               (3) Reinvested Earnings, also known as retained earnings;

               (4) Plus or minus a proportionate allowance for any increase or decrease during the year in the amount of Capital Stock, Capital Surplus or Reinvested Earnings, of the LTI Companies, resulting from newly-issued or finally retired Capital Stock (except treasury stock previously excluded). The amount of such allowance shall be such proportion of the increase or decrease as the part of the year after the day of the increase or decrease bears to the entire year.

         Second: Incentive Compensation Committee - (a) The Board of Directors shall appoint a Committee of not less than three directors to be known as the Incentive Compensation Committee, of which at least at least a majority shall be non-employees of LTI which Committee shall have full power and authority to interpret and administer the Plan, subject to regulations not inconsistent with the provisions of the Plan which the Committee shall make for this purpose and submit to the Board for its review. No regulation shall become effective until and unless approved by the Board and the Board may at anytime alter, amend, or revoke any existing regulation.

         (b) The Board may from time to time remove members from the Committee or add members thereto, and vacancies in the Committee, however caused, shall be filled by action of the Board. The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting of the Committee duly called and held.

         Third: Eligibility - (a) The Employees eligible to participate in the Plan in any year shall be those Employees of the LTI Companies who, in the opinion of the Committee, contribute substantially to the success of the operations of one or more of the LTI Companies during that year. Members of the Board of Directors who are also active Employees shall be eligible to participate in the Plan. As used in this paragraph, "Employees," in the Committee's discretion, may include an Employee who has died during the year, the Incentive Compensation Award, if any, determined for him for the year by the Committee shall be paid to his spouse or legal representatives, as may be determined by the Committee.

         (b) From the Employees eligible to participate in the Plan each year, the Committee shall choose those who shall actually participate for that year (such Employees being referred to in the Plan as "Participants") and shall determine the amount of the participation of each. For this purpose, the Committee shall give such consideration to the positions, responsibilities, and accomplishments of the eligible Employees, the performance of the eligible Employees' division or department under the circumstances existing, the interests of the LTI Companies, and other pertinent factors, and shall give such weight to these factors, as the Committee shall determine. The Committee may also receive and consider recommendations from officers and department heads of the LTI Companies.

         Fourth: Incentive Compensation Formula - (a) Each year there shall be determined "incentive compensation plan earnings" representing the amount of pre-tax profit for the year as shown in the annual report to stockholders before any provision for creditable incentive compensation and which provision is not adjusted for taxes. From such incentive compensation plan earnings, there shall be deducted an amount equal to the result obtained by multiplying 20% times the average of the Capital Employed for the year. The balance remaining shall be the incentive compensation qualifying amount for the year for the purposes of the Plan.

         (b) The credit to the incentive plan reserve for any year, provided for in Paragraph fifth, shall equal twenty-five per cent of such incentive plan qualifying amount.

         Fifth: Reserve - (a) Subject to all the terms and conditions of the Plan, there shall be credited annually to a reserve known as the incentive compensation plan reserve,

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     an amount determined by the Committee which shall not exceed the maximum computed as provided in Paragraph Fourth, and this amount plus any unawarded balance in such reserve carried forward from prior years shall be available for the Committee's use in granting Incentive Compensation Awards under the Plan.

         (b) On or before October 15 of each year the Controller shall report to the Committee the maximum amount creditable to the incentive plan reserve for the prior fiscal year ended September 30, on the basis of the results of operations for that year. Failure of the Controller to make such report by October 31 or of the Committee to make such determination by the end of the year, shall not defeat the operation of the Plan for the year, but such report and determination shall be made as soon thereafter as practicable.

         (c) As soon as practicable after the close of the fiscal year, the amount of incentive compensation plan earnings creditable, as provided for in Paragraph Fourth to the incentive compensation plan reserve upon which the incentive compensation plan is based for such year, shall be audited and certified by the independent auditors, who shall report the results of their audit to the Board of Directors, LTI and the shareholders by virtue of their certification to the stockholders of the financial statements for LTI and its domestic subsidiaries for the years. If the amount which has been credited to the incentive compensation plan reserve for such year shall prove to have been greater or less than the amount properly creditable, the Committee may, in its discretion, order the amount credited either increased or decreased, as the case may be, by the full amount of such difference or any part thereof.

         (d) Any overstatement of the amount available in the incentive compensation plan reserve, however occasioned, shall be corrected only by adjustment of the incentive compensation plan reserve then, or subsequently available, and not by recourse to any person.

         Sixth: Incentive Awards - The Committee shall determine the aggregate amount of Incentive Awards for the year and the amount of the individual Incentive Awards as soon as practicable after the determination of the amount to be credited to the incentive compensation plan reserve for the year, as provided for in Paragraph Fifth, (b). The aggregate amount of the Incentive Awards shall not exceed the amount credited to the incentive compensation plan reserve for the year, plus any unawarded balance carried forward from prior years. The Committee, however, shall be under no compulsion to award to the Participants as Incentive Awards for any year the entire amount available in the incentive compensation plan reserve. However consistent with the purpose of this plan, not less than 80% of the maximum amount creditable to the incentive plan reserve amount for the year. The balance retained in the incentive compensation plan reserve in any year shall be carried forward and be available in a future year or years, except to the extent otherwise directed by the Committee. In no event shall any individual Incentive Award for any year exceed fifty (50%) of total annual compensation for such individual excluding any Incentive Awards made to such individual pursuant to this plan.

         Seventh: Payment of Incentive Awards -  (a) Incentive
     Awards may be made in cash or in LTI stock acquired by LTI,

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     or partly in cash and partly in LTI stock as the Committee in its discretion may determine. The Committee may order all of the Incentive Awards of the Participants, for any year to be paid to the Participants in any year, or the Committee may, in its discretion order the Incentive Awards of all of the Participants for any year, or all of the Participants in such classifications as may be established by the Committee of that year, to be paid in not more than three installments of equal or varying fractional parts thereof, provided that, if the Committee shall so determine, the obligation to pay each such future installment to a Participant shall terminate and become null and void if on or before its due date such Participant's employment shall have terminated for any reason other than death, or retirement in accordance with any LTI retirement plans, or if , on or before its due date, a Participant, whether or not so retired, shall, without the prior written consent of the Committee, have materially breached the terms of his or her employment relationship (of which the Committee shall be
     the sole judge).                                (b) When the
     Incentive Award of a Participant for a year is made payable in installments, the first installment shall be paid to such a Participant promptly and the remaining installments, subject to the conditions stated above, in additional installments in that fiscal year, at dates fixed by the Committee, until all installments have been paid, provided that the Committee may direct that the remaining installments be paid to such a Participant either in December of the year in which earned, or in the following
     year.   (c) When a Participant dies before the payment of an
     installment or installments of his Incentive Award for any year or years has become due, and without having forfeited his right to the payment thereof, such unpaid installment or installments shall be paid to his spouse or legal representatives, as may be determined by the Committee.
     (d) When a Participant has lost his right to earn an installment or installments of his Incentive Award, such unearned installment or installments of such Incentive Award shall be reinstated into the incentive compensation plan reserve and shall be available for future rewards restored
     to net earnings.                            (e) With respect
     to an Incentive Award which becomes payable partly or wholly in cash the amount of cash payable at the time of award shall be paid promptly to the Participant in accordance with
     Section 7(b). The remaining cash shall be retained, without liability for interest, pending its being earned by and paid to the Participant at the times specified.
     (f) With respect to an Incentive Award which becomes payable partly or wholly in LTI stock, the shares payable at the time of award shall be delivered promptly to the Participant in accordance with Section 7(b). Delivery of the remaining stock shall be deferred, pending its being earned and delivered to the Participant at the times specified. On each dividend payment date, the record date for which occurs after the date of award but prior to the date of the registration of all such awarded stock in the name of the Participant, there shall be paid to the Participant, with respect to any such awarded stock not registered in this name on or prior to such record date, a dividend equivalent measured by the value of the dividends which the participant would have received if such stock had been registered in his
     name on such record date.               Eighth: Stock
     Purchases - (a) The Committee may, from time to time, recommend to the Board of Directors the purchase of LTI stock in such amounts as the Committee may determine for the purpose of accumulating treasury stock for Incentive Awards payable in stock. The Board shall follow or decline to follow such recommendation as it shall determine in its discretion.

                 (b) Treasury stock used for
     Incentive Awards shall be valued for award purposes by the Board of Directors as of a date immediately preceding the date of the Committee's determination of individual Incentive Awards. No fractional shares shall be awarded but adjustments for such fractional shares shall be paid in
     cash.                   Ninth: Participation by Subsidiaries
     - To the extent that Employees of Subsidiaries participate in the Plan, each of such Subsidiaries shall be charged with the total of the Incentive Awards of its Employees year by
     year.               Tenth: Authority of Committee - (a) The
     decision of the Committee on any questions concerning the interpretation or administration of the Plan and the regulations thereunder provided in Paragraph Second (a) shall be final and conclusive, and nothing in the Plan or in any regulation thereunder shall deem to give any officer or Employee, his legal representatives, or any one else any right to participate except to such extent, if any, as the Committee may have determined or approved pursuant to the provisions of the Plan and the regulations thereunder. The Board of Directors, in passing on the matters coming before it, as provided in the Plan, may in its discretion rely upon the recommendations made by the Committee with respect
     thereto.                (b) The Committee may consult with
     counsel, who may be of counsel to the Corporation and shall not incur any liability for any action taken in good faith upon the advise of such counsel.
     Eleventh: Termination - The Board of Directors may discontinue the Plan, in whole or in part, at any time, or may, from time to time, change the Plan in such respects as the Board may deem advisable, provided that no such amendments, prior to approval by the stockholders as provided herein, shall be effective to withdraw the interpretation and administration of the Plan and regulations thereunder from a Committee of Directors, or to increase the amount creditable to the incentive compensation plan reserve. The fact that a director is, has been, or will be, a Participant in the Plan, shall not disqualify him from voting as a director for or against any change or discontinuance of the Plan or regulations thereunder. Any substantial change of or discontinuance in whole or in part of the Plan shall be reported to the stockholders by the Board of Directors at the next annual meeting of
     stockholders.                           Twelfth: Expenses -
     The expenses of administering the Plan and the dividend equivalents which become payable thereunder, shall be borne by the LTI Companies and not charged against the incentive compensation plan reserve.

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          EXHIBIT A to employment agreement
          ANNEX 1





EBIT Bonus Pool



In the event that the Company achieves EBIT in excess of 150% of Target EBIT for any of the first, second or third Fiscal Years following the Closing, certain employees will be entitled to participate in an additional compensation program (the "EBIT Bonus Pool"). The EBIT Bonus Pool shall be equal to 25% of the EBIT achieved in excess of 150% of Target EBIT for any of the three Fiscal Years following Closing, payable in cash no later than the distribution date for Second Additional Shares for such Fiscal Year. The EBIT Bonus Pool will be available to Participating Employees of the Company, as determined and approved by the Company's Board of Directors.

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_______________________________